As Filed With the Securities and Exchange Commission on April 11, 2006

Registration No. 333-123958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PDL BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3023969
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark McDade

Chief Executive Officer

PDL BIOPHARMA, INC.

34801 Campus Drive

Fremont, California 94555

(510) 574-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. HOWARD CLOWES, ESQ.

DLA Piper Rudnick Gray Cary US LLP

153 Townsend Street, Suite 800

San Francisco, California 94107-1922

(415) 836-2500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the Securities Act) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

$250,000,000

[LOGO]

2.00% Convertible Senior Notes due February 15, 2012 and the

10,554,750 Shares of Common Stock Issuable on Conversion of the Notes

This prospectus relates to the 2.00% Convertible Senior Notes due February 15, 2012 (the 2005 Notes) of PDL BioPharma, Inc. (PDL) held by certain security holders who may offer for sale the 2005 Notes and up to 10,554,750 shares of our common stock into which the 2005 Notes are convertible at any time. The 2005 Notes and the underlying shares of PDL common stock may be offered by the selling securityholders named in this prospectus. This offering is not being underwritten. PDL will receive no part of the proceeds of any sales made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by PDL, but all selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders. None of the 2005 Notes or the underlying shares offered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

The 2005 Notes and the underlying common stock offered in this prospectus may be offered and sold by the selling securityholders directly to purchasers or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the 2005 Notes and the underlying common stock as principals. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with these sales. The distribution of the 2005 Notes and the underlying common stock may be effected in one or more transactions. These transactions may take place through The Nasdaq National Market, privately negotiated transactions, underwritten public offerings, or a combination of any such methods of sale. These transactions may be made at market prices prevailing at the time of sale, prices related to the prevailing market price or privately negotiated prices. See “Plan of Distribution” on page 75 for more information.

PDL does not intend to apply for listing of the 2005 Notes on any securities exchange or for inclusion of the 2005 Notes in any automated quotation system. The 2005 Notes are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (Portalsm) Market of the National Association of Securities Dealers, Inc. The common stock is listed on The Nasdaq National Market under the symbol “PDLI”. On April 5, 2006, the last reported bid price for the common stock on The Nasdaq National Market was $32.51 per share.

The 2005 Notes will mature on February 15, 2012. You may convert the 2005 Notes into shares of PDL’s common stock at any time prior to their maturity or their prior redemption or repurchase by PDL. The conversion rate is 42.219 shares of common stock per each $1,000 principal amount of the 2005 Notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $23.69 per share.

PDL will pay interest on the 2005 Notes on February 15 and August 15 of each year. The first interest payment was made on August 15, 2005. The 2005 Notes are effectively subordinated to all indebtedness and all liabilities of PDL’s subsidiaries. As of December 31, 2005, the aggregate amount of indebtedness and other liabilities of PDL’s subsidiaries was approximately $42.8 million. The 2005 Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

On or after February 19, 2010, PDL has the option to redeem all or a portion of the 2005 Notes that have not been previously converted at the redemption prices set forth in this prospectus.

Upon the occurrence of certain “fundamental changes”, as described in this prospectus, PDL has the option to adjust the conversion rate and related conversion obligation so that the 2005 Notes are convertible into shares of the surviving or acquiring company. If PDL does not utilize this option upon a fundamental change, or if it does not apply, the selling securityholders may, in certain cases, require PDL to repurchase any 2005 Notes held by them at a price equal to 100% of the principal amount of the 2005 Notes plus accrued interest to the date of repurchase or, in certain cases, to convert the 2005 Notes into common stock at an increased conversion rate based on the price paid per share of PDL common stock in the fundamental change transaction.

The 2005 Notes are evidenced by a global note deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

See “ Risk Factors” beginning on page 8 to read about important factors you should consider before buying the 2005 Notes or shares issuable upon conversion of the 2005 Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR

DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 11, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling securityholders are not offering to sell, or seeking offers to buy, the 2005 Notes or the underlying shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date on this front cover of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the 2005 Notes or the underlying common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the 2005 Notes or the underlying shares of PDL common stock. PDL is not making any representation to any offeree or purchaser of the 2005 Notes or the underlying shares of PDL common stock regarding the legality of an investment in the 2005 Notes or the underlying shares of PDL common stock by such offeree or purchaser under appropriate investment or similar laws.

As used in this prospectus, the terms “we”, “us,” “our,” the “Company” and “PDL” mean PDL BioPharma, Inc. and its subsidiaries (unless the context indicates a different meaning). On January 9, 2006, we changed the name of the Company from “Protein Design Labs, Inc.” to “PDL BioPharma, Inc.”

PDL BioPharma, the PDL logo, HuZAF™ and Zamyl™ are considered trademarks and Retavase®, Busulfex®, and Nuvion® are registered trademarks of PDL. Cardene® and Zenapax® are registered trademarks of Hoffmann-La Roche (Roche). All other company names and trademarks included in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 are trademarks, registered trademarks or trade names of their respective owners.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission (the Commission). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our common stock, please refer to the registration statement and the exhibits and schedules filed with it.

You may read and copy all or any portion of the registration statement, reports, statements or other information in the files at the Public Reference Room of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our filings including the registration statement, will also be available to you on the web site maintained by the Commission at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). We file reports, proxy statements and other information with the Commission to comply with the Exchange Act. These reports, proxy statements and other information are available for inspection at the Commission’s public reference facility and its web site, which are described above.

You may obtain a free copy of our most recent annual report on Form 10-K, quarterly report on Form 10-Q and proxy statement on our website on the World Wide Web at http://www.pdl.com. Additionally, you may obtain a free copy of these filings, as well as our current reports on Form 8-K and any other reports or filings we have filed with the Commission, including any amendment to those reports we have filed with, or furnished to, the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as practicable after we have electronically filed such material with, or furnished it to, the Commission, by contacting the Corporate Communications Department at our corporate offices by calling (510) 574-1406.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the Commission. This registration statement incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about us and our financial condition.

The following documents filed with the Commission are incorporated by reference into this prospectus:

•	PDL’s annual report on Form 10-K for the year ended December 31, 2005;

•	PDL’s current reports on Form 8-K filed on January 10, 2006, February 7, 2006, February 27, 2006, March 10, 2006 and March 17, 2006; and

•	the description of PDL’s common stock in its registration statement on Form 8-A filed with the Commission on December 23, 1991, as amended on Form 8-A/A filed with the Commission on January 22, 1992.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference and were not delivered with this prospectus. We will not deliver exhibits to such documents, unless such exhibits are specifically incorporated by reference. We will provide this information upon written or oral request by a person to whom we delivered a copy of the prospectus. Requests for such copies should be directed to our principal executive offices located at 34801 Campus Drive, Fremont, California 94555, Attention: Secretary. Our general telephone number is (510) 574-1400.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues (including our guidance with respect to 2005) or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “believes,” “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent assumptions, risks and uncertainties, including but not limited to the risk factors set forth in this prospectus, and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update or revise any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, including our financial statements and the notes thereto, before making an investment decision.

Our Company

We are a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. We are a fully integrated, commercial biopharmaceutical company with proprietary marketed products, a growing and diverse operating revenue base and a broad, proprietary pipeline. We market and sell products in the acute-care hospital setting in the United States and Canada and receive royalties through licensing agreements with numerous biotechnology and pharmaceutical companies based on our antibody humanization technology platform. Our product development pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, inflammation and autoimmune diseases, cardiovascular disorders and cancer.

Our products are sold through our hospital-focused sales force which focuses on the cardiac, neurological and intensive care unit sections. Cardene IV is the only branded, U.S.-approved dihydropyridine class calcium channel blocker delivered intravenously that is indicated for short-term treatment of hypertension when oral therapy is not feasible or desirable. Retavase is indicated for use in the management of heart attacks (acute myocardial infarction, or AMI) in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure, and the reduction of mortality associated with AMI. IV Busulfex, an IV formulation of busulfan, is a chemotherapeutic agent used as part of a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation for chronic myelogenous leukemia. IV Busulfex provides anti-tumor effect to eradicate residual malignancy, ablation of the bone marrow to make space for the new source of stem cells and to provide immunosuppression to prevent graft rejection.

Nearly half of our revenues generated in 2005 were from royalties paid for use of our patented antibody humanization technology as applied to mouse antibodies. By making certain modifications to the mouse antibody that make it more like a human antibody, our technology enhances the utility of such antibodies, while retaining their biological activity, for human therapeutic use. We believe our technology for the creation of humanized therapeutic monoclonal antibodies is widely validated in our industry, based on the existence of multiple approved and licensed antibodies.

We have licensed and will continue to offer to license our patents covering numerous humanized antibodies in return for license fees, annual maintenance payments and royalties on product sales. Eight of the nine humanized antibodies currently approved by the U.S. Food and Drug Administration (FDA) are licensed under our patents and generated royalties to PDL in 2005: Genentech Inc.’s (Genentech) Avastin™, Herceptin®, Xolair® and Raptiva®; MedImmune, Inc.’s (MedImmune) Synagis®; Wyeth’s Mylotarg®; Elan Corporation, Plc’s (Elan) Tysabri® and Roche’s Zenapax®. Combined annual worldwide sales of these products exceeded $4.0 billion in 2005. We are aware of more than 90 humanized antibodies in development worldwide by various pharmaceutical and biotechnology companies, and we have entered into patent agreements which may cover many of these products.

While we currently market drugs and continue to pursue humanization licenses, we are making significant investments in our future product pipeline, both alone and with our co-development partners. We believe these investments in research and clinical development activities may lead to an expanded product portfolio, and make a significant contribution to the company’s future revenue and growth potential.

2005 was a year of significant growth for PDL. During the year, we acquired ESP Pharma Holding Company, Inc. (ESP Pharma) a privately held, hospital-focused pharmaceutical company, and we acquired from

Centocor, Inc. (Centocor) the right to manufacture, develop, market and distribute Retavase in the United States and Canada. The acquisitions of ESP Pharma and Retavase enabled us to be a fully integrated, hospital-focused biopharmaceutical company. Consistent with our strategy of entering into development and commercialization partnerships for those pipeline programs which would be commercialized largely outside the hospital setting, in August 2005, we entered into a collaboration agreement with Biogen Idec, Inc. (Biogen Idec), a global biotechnology leader with products and capabilities in oncology, neurology and immunology, for the joint development, manufacture and commercialization of three of our Phase 2 antibody products. In October 2005, we expanded our existing relationship with Roche to include the co-development and commercialization of daclizumab for organ transplant patients on longer-term maintenance therapy (transplant maintenance). The addition of marketed products resulting from the ESP Pharma and Retavase acquisitions, as well as the financial effects of the Biogen Idec and Roche collaborations, contributed to the achievement of positive cash flows from operations in the fourth quarter of 2005.

In order to better reflect our status as a commercial biopharmaceutical company, on January 9, 2006, we changed our name from Protein Design Labs, Inc. to PDL BioPharma, Inc. This change coincided with the merger of ESP Pharma into PDL to create a single organization and operating structure. ESP Pharma had been operating as a wholly-owned subsidiary since the acquisition in the first quarter of 2005.

We were incorporated in Delaware in 1986. Our corporate headquarters are located at 34801 Campus Drive, Fremont, California 94555 and our telephone number is (510) 574-1400. We maintain a home page at www.pdl.com.

The Offering

Securities Offered	$250,000,000 principal amount of 2.00% Convertible Senior Notes due 2012.

Interest	The 2005 Notes bear interest at an annual rate of 2.00%. Interest is payable on February 15 and August 15 of each year, beginning on August 15, 2005.

Maturity Date	February 15, 2012, unless earlier redeemed, repurchased or converted.

Conversion Rights	The 2005 Notes are convertible at any time prior to maturity into shares of our common stock at a conversion rate of 42.219 shares per $ 1,000 principal amount of 2005 Notes, subject to certain adjustments. This is equivalent to a conversion price of approximately $23.69 per share. Upon conversion, you will not receive any cash representing accrued interest, except in limited circumstances. See “Description of Notes—Conversion of Notes.”

Ranking	The 2005 Notes are senior unsecured obligations of PDL and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The 2005 Notes are senior in right to any existing indebtedness which is subordinated by its terms, including our unsecured 2.75% Convertible Subordinated Notes due 2023 (the 2003 Notes).

Optional Redemption	The 2005 Notes may not be redeemed at our option prior to February 19, 2010. We may redeem the 2005 Notes on or after February 19, 2010, at the redemption prices set forth in this prospectus.

Sinking Fund	None.

Repurchase at Option of Holder Upon a Fundamental Change	Subject to our rights described under “Description of Notes—Public Acquirer Change of Control” below, if we undergo a fundamental change (as defined under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change”), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash all or any portion of their 2005 Notes. The cash price we are required to pay is equal to 100% of the principal amount of the 2005 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Fundamental Change	Subject to our rights described under “Description of Notes—Public Acquirer Change of Control” below, if a holder elects to convert its 2005 Notes in connection with a fundamental change, we will, in certain circumstances, increase the conversion rate by a specified number of additional shares, depending on our common stock price at that time, as described under “Description of Notes—Adjustment to Conversion Rate Upon a Fundamental Change.”

Public Acquirer Change of Control	If a fundamental change is a “public acquirer change of control” (as defined under “Description of Notes—Public Acquirer Change of Control”), we may, in lieu of permitting a repurchase at the holder’s option or adjusting the conversion rate as described in the preceding paragraph, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the 2005 Notes will be entitled to convert their 2005 Notes into an adjusted number of shares of public acquirer common stock.

Use of Proceeds	The selling securityholders will receive all of the proceeds from sales under this prospectus of the 2005 Notes and the underlying shares of common stock. We will not receive any proceeds from these sales. See “Use of Proceeds.”

Trading	The 2005 Notes are eligible for trading on The Portalsm Market of the National Association of Securities Dealers, Inc. However, we cannot assure you as to the liquidity of or trading market for the 2005 Notes. Our common stock is traded on The Nasdaq National Market under the symbol “PDLI.”

Risk Factors	Investment in the 2005 Notes and the underlying shares of common stock involves risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before investing in the 2005 Notes or the underlying shares of common stock.

RISK FACTORS

An investment in the 2005 Notes or the underlying common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information included and incorporated by reference in this prospectus, in evaluating us, our business and an investment in the 2005 Notes or the underlying common stock. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results or condition and cause the value of the 2005 Notes or the underlying common stock to decline, which in turn could cause you to lose all or part of your investment. Additional risks not currently known to us also may harm our business.

Risks Related to Our Business

We have a history of operating losses and may not achieve sustained profitability.

In general, our expenses have exceeded revenues. As of December 31, 2005, we had an accumulated deficit of approximately $440.1 million. We expect our expenses to increase because of the extensive resource commitments required to achieve regulatory approval and commercial success for our portfolio of existing products and potential products. For example, over the next several years, we will incur substantial additional expenses as we continue to invest in life cycle management of our existing products, develop and manufacture our potential products, invest in research and improve and expand our manufacturing, marketing and sales capabilities. Since we or our partners or licensees may not be able to successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost and with appropriate quality, or successfully market such products with desired margins, we may not achieve sustained positive cash flow from operations that we have currently projected. We may also incur acquisition-related charges relating to our ESP or Retavase transactions, which would adversely affect our operating results. The amount of net losses and the time required to reach sustained profitability from our proprietary products are highly uncertain.

Our commitment of resources to the continued development of our products will require significant additional funds for development. Our operating expenses may also increase as:

•	many of our earlier stage potential products move into later stage clinical development;

•	additional potential products are selected as clinical candidates for further development;

•	we pursue clinical development of our potential products in new indications;

•	we invest in life cycle management initiatives for our existing products;

•	we invest in staffing and operations to meet our manufacturing requirements;

•	we expand our commercial infrastructure to market and sell our products;

•	we defend or prosecute our patents and patent applications; and

•	we invest in research or acquire additional technologies, product candidates or businesses.

In the absence of substantial revenues from additional sales of existing or newly approved products, new agreements with third-party collaborators, significant royalties on sales of products licensed under our intellectual property rights or other uncertain sources of revenue, we will continue to incur operating losses and may require additional capital to fully execute our business strategy.

If Cardene IV® sales do not continue to grow, our results of operations will suffer.

Cardene IV has accounted for a significant portion of the operating income and growth in our sales since we acquired it in our acquisition of ESP Pharma in March 2005. Cardene IV faces a competitive marketplace with branded and generic intravenous anti-hypertensive products being marketed in the United States and it may be harder to continue to penetrate this market at the recent rate of growth. While we expect to increase committed sales and marketing resources in an effort to ensure the continued growth of Cardene IV, there can be no assurance that we can continue the rapid growth rate that ESP Pharma achieved. Some of our competitors have substantially greater resources than we do. Those resources include greater experience in promoting and marketing hypertensive and other related drugs, superior product development capabilities and financial, scientific, manufacturing, marketing, managerial and human resources. In order for Cardene IV to continue its success, we will have to maintain and expand its position in the marketplace against these competitors’ drugs.

Retavase is sold in a declining market and if our planned sales and promotional efforts do not increase or at least maintain market acceptance, our results of operations will suffer.

Retavase is expected to account for a significant portion of our operating income from product sales and potential growth in cash flow from operations. Retavase is sold into a thrombolytic market that has recently been declining due to the more widespread use of stents and gpIIb/IIIa inhibitor products. Moreover, Retavase competes for use in the management of acute myocardial infarction with TNKase™ and Activase® from Genentech, a biotechnology company with significantly more resources and sales and marketing capabilities than we possess. While we believe that our planned investment in additional promotional efforts may increase the market acceptance of Retavase, there can be no assurance that we can increase the market share of Retavase, or that even if we are able to increase our market share, that the anti-thrombolytic market will not decline significantly regardless of our efforts. In addition, the product was previously marketed on behalf of Centocor by Scios, Inc. (Scios), a Johnson & Johnson company. We recently completed the transfer of the product from these companies but will require the continued cooperation of Centocor and Scios to successfully transfer the manufacturing of the product to our operations, and there can be no assurance that we will be successful in achieving this transition or our projected sales levels.

We are required to undertake the complex manufacturing of Retavase through use of a number of third parties, and the transition may result in delays in obtaining regulatory approval or marketing for Retavase.

We will be required to manufacture Retavase for sale and distribution no later than 2011. Retavase is a biologic product currently manufactured through a multi-step process, including custom materials from Centocor, Diosynth RTP Inc. and Roche. While the rights to Retavase included the acquisition in March 2005 of at least 12 months of inventory, the manufacturing of this product for use as a therapeutic in compliance with regulatory requirements will be complex, time-consuming and expensive. We are required to effect the transfer of manufacturing from Centocor in a timely manner. The eventual transfer of manufacturing could result in delays in regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

We rely on third-party suppliers to provide our products for sale and certain clinical candidates for trials. If we are unable to continue those manufacturing arrangements successfully or at a reasonable cost, our potential future results could suffer.

We have not manufactured any of the acquired ESP Pharma products and have only recently become familiar with the manufacturing process for these products. We assumed from ESP Pharma long-term agreements with various third parties to supply the products under our label. If there are supply problems with the third party manufacturers, in particular with respect to Cardene IV and Retavase, there may not be sufficient supplies of Cardene IV or Retavase to meet commercial demand, in which case our future results could suffer. In addition, we rely upon third parties for the supply of ularitide and terlipressin for clinical trials, and in the case of terlipressin, supply is managed by our partner, Orphan Therapeutics. The manufacturing of terlipressin is complex and time consuming. If there are supply problems with the third party manufacturers, or if Orphan Therapeutics is not successful in managing the suppliers for terlipresssin, our clinical trials or the potential commercialization of these products could be substantially delayed and our financial results would be adversely affected.

In addition, our reliance on a third-party manufacturer entails risks, including reliance on the third party for regulatory compliance and adhering to the FDA’s current Good Manufacturing Practices (cGMP) requirements, the possible breach of the manufacturing agreement by the third party, and the possibility of termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient to us. Failure of the third party manufacturers or us to comply with applicable regulations, including FDA pre-or post-approval inspections and cGMP requirements, could result in sanctions being imposed on us. These sanctions could include fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

Achieving future profitability or sustaining cash flow positive results of operations will depend in significant part upon the continuing success of the products we acquired in our acquisitions of ESP Pharma and Retavase.

PDL has incurred losses since inception. In order for us to achieve our goal of sustaining positive cash flow from operations in 2006 and thereafter, as currently projected, we will need to achieve continued growth from Cardene IV, Retavase and IV Busulfex as well as continued growth in royalties from products licensed under our intellectual property rights.

Our product revenues are substantially dependent on a limited number of wholesalers and distribution partners, and such revenues may fluctuate from quarter to quarter based on the buying and return patterns of these wholesalers and distribution partners.

We sell our products primarily to a limited number of national medical and pharmaceutical distributors and wholesalers with distribution centers located throughout the United States. During the year ended December 31, 2005, revenues from the sales of our products to our three largest U.S. wholesalers totaled approximately 88% of our net product sales. Our reliance on a small number of wholesalers and distribution partners could cause revenues to fluctuate from quarter to quarter based on the buying, return and payment patterns of these wholesalers and distribution partners. In addition, as of December 31, 2005, these three U.S. wholesalers represented approximately 75% of our outstanding accounts receivable. We recently had significant adjustments to returns of off-patent branded products acquired in our acquisition of ESP Pharma. These adjustments were due primarily to unexpected returns from wholesalers. We believe these unexpected returns resulted from overstocking of inventory by wholesalers in anticipation of future price increases that did not occur, and therefore have affected the rate of returns. We continue to monitor current levels of inventory at the wholesalers consistent with our forecasts of end user demand. Nevertheless, in the absence of a written agreement with a wholesaler or distribution partner, there can be no assurance that our wholesalers and distribution partners will maintain inventory levels consistent with our forecast of end user demand. Due to enhanced inventory management and enforcement of product return policy, we do not believe that we will experience the same level of returns for products sold subsequent to the acquisition date and we have established reserves based on these expectations. If returns exceed our expectations, revenues would be adversely affected. In addition, if any of these wholesalers fails to pay on a timely basis or at all, our financial position and results of operations could be materially adversely affected.

We may not successfully continue to integrate the ESP Pharma business and may not realize the anticipated benefits of the merger.

In March 2005, we completed our acquisition of ESP Pharma, a privately owned company. Achieving the benefits of the merger will depend in substantial part on the successful integration of the two companies’

operations and personnel. Prior to the merger, PDL and ESP Pharma operated independently, each with its own operations, corporate culture, locations, employees and systems. PDL and ESP Pharma are now operating as a combined organization and began utilizing common business, information and communication systems, operating procedures, financial controls, compensation practices, training and professional development programs. However, additional activities in many areas are required to achieve full integration and we will continue to face significant challenges in integrating the organizations and operations in a timely and efficient manner. Some of the challenges and difficulties involved in this integration include:

•	demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business successfully with the combined company;

•	coordinating sales and marketing efforts as a combined company;

•	retaining key sales-related employees;

•	coordinating and rationalizing commercialization and development activities to enhance life cycle management and development programs;

•	continuing the establishment of new trade practices and relationships with wholesalers;

•	management distraction from the business of the combined company;

•	consolidating and rationalizing corporate and administrative infrastructures, including establishment of appropriate internal control and staffing levels to manage a much larger business enterprise;

•	integrating and documenting ESP Pharma-related processes and controls in conformance with the requirements of the Sarbanes-Oxley Act of 2002; and

•	operating the combined company at multiple sites in the United States.

Any one or all of these factors, many of which are outside our control, may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose distributors, suppliers, manufacturers and employees. Continuing to achieve the potential benefits of the merger will depend on the continued successful integration of the two companies. While we have achieved a significant level of integration, it is not certain that we will achieve all aspects of integration successfully, or that all of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the business and operating results of the combined company.

Delays or problems with our integration of sales, marketing and distribution capabilities with the acquisition of ESP Pharma may hamper continued growth projections for products acquired from the merger.

We continue to market and sell the two key products acquired in our acquisition of ESP Pharma: Cardene IV and IV Busulfex. Although we have retained and increased the size of the hospital-focused sales and sales-related infrastructure, prior to the merger we had never sold, marketed or distributed products, and we may encounter challenges in the continuing integration of such capabilities.

We cannot assure you that our customers will continue their current buying patterns. Any delay or deferral in purchasing decisions by such customers due to our marketing and sales efforts could have a material adverse effect on the business or operating results. In addition, as part of the integration of ESP Pharma, we have changed certain trade practices and more effectively enforced trade policies to be more consistent with what we believe to be industry standards and the natural demand for our products. This has resulted in adjustments to product sales allowances and declining or holding orders to align selling patterns with our estimate of the end user demand for our products.

As a result of the ESP Pharma merger, the combined company is a larger and more geographically diverse organization, and if the combined company’s management is unable to manage the combined organization efficiently, its operating results will suffer.

As a result of the merger with ESP Pharma, we face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization and the inability to retain or replace key employees could have a material adverse effect on the operating results of the combined company and, as a result, on the market price of PDL’s common stock.

If our collaborations are not successful, we may not be able to effectively develop and market some of our products.

We have agreements with pharmaceutical and other companies to develop, manufacture and market certain of our potential products. In some cases, we are relying on our partners to manufacture such products and essential components for those products, to design and conduct clinical trials, to compile and analyze the data received from these trials, to obtain regulatory approvals and, if approved, to market these licensed products. As a result, we may have little or no control over the manufacturing, development and marketing of these potential products and little or no opportunity to review the clinical data prior to or following public announcement. In addition, the design of the clinical studies may not be sufficient or appropriate for regulatory review and approval and we may have to conduct further studies in order to facilitate approval.

Our collaboration arrangements with Roche and with Biogen Idec are particularly important to us. Effective in September 2005 we and Biogen Idec entered into a long-term agreement under which Biogen Idec became our partner on three of our most advanced antibody clinical programs, M200 and HuZAF in all indications and daclizumab in certain indications including MS. In October 2005, we expanded our existing relationship with Roche and our collaboration now includes the co-development and commercialization of daclizumab for asthma and for organ transplant patients on longer-term maintenance therapy (transplant maintenance). These collaboration agreements provide for the development, manufacture and potential commercialization of products. PDL and each of our partners assume certain responsibilities and share expenses. Because of the broad scope of the collaborations, we are particularly dependent upon the performance by Roche and by Biogen Idec, respectively, of their obligations under the agreements. The failure of these partners to perform their obligations, our failure to perform our obligations under either agreement, our failure to effectively manage the relationship, or a material contractual dispute between us and either Biogen Idec or Roche would have a material adverse effect on our prospects or financial results. Moreover, our financial results are dependent in substantial part upon on our efforts and related expenses for these programs. Our revenues and expenses recognized under the collaborations, and particularly our collaboration with Biogen Idec will vary depending on the work performed by us and our partners in any particular reporting period.

We rely on other collaborators, such as CardioPep Pharma with respect to ularitide and Orphan Therapeutics with respect to terlipressin, as well as other third parties, such as clinical research organizations, medical institutions and clinical investigators, including physician sponsors, to conduct nearly all of our clinical trials, including recruiting and enrolling patients in the trials. If these parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed or may not be able to obtain regulatory approval for or commercialize our product candidates. If any of the third parties upon whom we rely to conduct our clinical trials do not comply with applicable laws, successfully carry out their obligations or meet expected deadlines, our clinical trials may be extended, delayed or terminated.

If the quality or accuracy of the clinical data obtained by third party contractors is compromised due to their failure to adhere to applicable laws, our clinical protocols or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize any of our product candidates. If our relationships with any of these organizations or individuals terminates, we believe that we would be able to enter into arrangements with alternative third parties. However, replacing any of these third parties could delay our clinical trials and could jeopardize our ability to obtain regulatory approvals and commercialize our product candidates on a timely basis, if at all.

Our collaborative agreements can generally be terminated by our partners under certain conditions, and in some cases on short notice. A partner may terminate its agreement with us or separately pursue alternative products, therapeutic approaches or technologies as a means of developing treatments for the diseases targeted by us, or our collaborative effort. Even if a partner continues to contribute to the arrangement, it may nevertheless decide not to actively pursue the development or commercialization of any resulting products. In these circumstances, our ability to pursue potential products could be severely limited.

Continued funding and participation by partners will depend on the continued timely achievement of our research and development objectives, the retention of key personnel performing work under those agreements and on each partner’s own financial, competitive, marketing and strategic capabilities and priorities. These considerations include:

•	the commitment of each partner’s management to the continued development of the licensed products or technology;

•	the relationships among the individuals responsible for the implementation and maintenance of the development efforts; and

•	the relative advantages of alternative products or technology being marketed or developed by each partner or by others, including their relative patent and proprietary technology positions, and their ability to manufacture potential products successfully.

Our ability to enter into new relationships and the willingness of our existing partners to continue development of our potential products depends upon, among other things, our patent position with respect to such products. If we are unable to successfully maintain our patents we may be unable to collect royalties on existing licensed products or enter into additional agreements.

If we are unable to favorably assess the effectiveness of internal control over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, our stock price could be adversely affected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), our management is required to report on, and our independent auditors to attest to, the effectiveness of our internal control over financial reporting as of the end of each fiscal year. The rules governing the standards that must be met for management to assess the effectiveness of our internal control over financial reporting are new and complex and require significant documentation, testing and possible remediation. We reviewed, documented and tested our internal control over financial reporting successfully in 2004 and 2005.

In 2005, we moved several key finance controls at ESP Pharma under our corporate process at PDL. As a result, we were permitted and elected to exclude certain of the ESP Pharma operations from the Section 404 compliance requirements for the year ended December 31, 2005. However, there can be no assurance that we will successfully and timely report on the effectiveness of our internal control over financial reporting as of the end of 2006. The Section 404 compliance process has resulted, and will continue to result, in increased expenses and the devotion of significant management resources. For example, during our review of the results of operation for the quarter ended September 30, 2005, we identified a material weakness in the operations of our internal control over financial reporting as defined in Public Company Accounting Oversight Board Standard No. 2 related to the failure of an existing internal control to operate effectively. Specifically, with respect to the third quarter of 2005 we did not complete an impairment review with regard to the net carrying value of certain of the intangible assets and inventory acquired in the business combination with ESP Pharma. During the third quarter of 2005, we decided to sell four generic products acquired from ESP Pharma. Also during September 2005 there was an indication of impairment as the proceeds likely to be received in such as sale would be materially less than the net carrying value of the related intangible assets and inventory as of September 30, 2005. We remediated this material weakness through the addition of staff and consulting resources during the fourth quarter of 2005.

Our revenues, expenses and operating results will likely fluctuate in future periods.

Our revenues have varied in the past and will likely continue to fluctuate considerably from quarter to quarter and from year to year. As a result, our revenues in any period may not be predictive of revenues in any subsequent period. In particular, our product sales and royalty revenues may be unpredictable and may fluctuate since they depend upon:

•	the seasonality and rate of growth of sales of existing and licensed products;

•	the existence of competing products;

•	our ability to market and sell recently acquired products;

•	the response of wholesalers at announced or anticipated price changes for our products;

•	uncertainty resulting from the purchase practices of wholesalers and inventory levels at wholesalers;

•	product returns, reimbursements and rebates which could differ from our estimates and accruals;

•	the continued safety of approved products;

•	the marketing and promotional efforts of our licensees from whom we receive royalty payments;

•	the timing of royalty reports;

•	our ability to successfully defend and enforce our patents;

•	the effect of taxes and estimates or adjustments to estimates for federal and state taxes that may impact our reported net income in any particular quarter; and

•	the effect of new accounting, pronouncements or interpretations of existing guidance, in particular as they may affect the accounting treatment of reimbursement of research and development expenses under collaborative arrangements.

We receive royalty revenues on sales of Synagis, which is marketed by MedImmune. This product has significantly higher sales in the fall and winter, which to date have resulted in much higher royalties paid to us in our first and second quarters than in other quarters. The seasonality of Synagis sales is expected to continue contribute to fluctuation of our revenues from quarter to quarter.

License and other revenue may also be unpredictable and may fluctuate due to the timing of payments of non-recurring licensing and signing fees, payments for manufacturing and clinical development services, and payments for the achievement of milestones under new and existing agreements with third-party business partners. In addition, based on current accounting principles and guidance, we currently recognize reimbursement of expenses under our existing collaborative arrangements as revenue at the time the work is performed under the collaboration. In the event that there is a change in the accounting principles or guidance that would result in a “netting” of revenues and expenses during the period in which the work is performed, our revenues would be reduced and netted with related expenses, although our net loss would not change. Nevertheless, a change to this effect would likely reduce our reported rate of growth in licensed and other and total revenues from historical periods due to this change in accounting. In addition, revenue historically recognized under our prior agreements may not be an indicator of non-royalty revenue from any future collaborations.

Our expenses may be unpredictable and may fluctuate from quarter to quarter due to the timing and the unpredictable nature of clinical trail and related expenses, including clinical trial expenses as well as payments owed by us and to us under collaborative agreements for reimbursement of expenses and which are recorded under our policy during the quarter in which such expenses are reported to us or to our partners and agreed to by us or our partners.

In addition, our expenses or other operating results may fluctuate due to the accounting treatment of securities we own or may purchase or securities we have issued or may issue. For example, we will begin recognizing expense for outstanding employee stock options beginning in 2006, and as a result, we will incur significantly higher losses. In addition, we hold a $30.0 million five-year convertible note receivable we purchased from Exelixis, Inc. (Exelixis) that matures in May 2006. Accounting rules require the conversion feature of some convertible notes to be separated from the debt agreement in which the conversion feature is contained and accounted for as a derivative instrument, and therefore reflected in the note purchaser’s financial statements based upon the fair market value of the stock into which the note is convertible. Due in part to the number of shares into which this note receivable would currently convert and the average daily trading volume of Exelixis stock, the Exelixis note is not currently considered a derivative instrument and, therefore, changes in the market value of Exelixis stock are not required to be recorded in our financial statements. However, a significant increase in the average daily trading volume of Exelixis stock, or new accounting pronouncements or regulatory rulings could require us to report the change in the value of the Exelixis stock in our financial statements such that changes in the Exelixis stock price contribute to fluctuations of our operating results from quarter to quarter.

Our humanization patents are being opposed and a successful challenge or refusal to take a license could limit our future revenues.

Our revenues include revenues related to our humanization patents and the related licenses that third parties enter into with us for rights to those patents. If our rights are successfully challenged or third parties decline to take licenses for the patents, our future revenues would be adversely affected.

At an oral hearing in March 2000, the Opposition Division of the European Patent Office decided to revoke the broad claims of our first European antibody humanization patent. We appealed this decision. In November 2003, the Technical Board of Appeal of the European Patent Office decided to uphold our appeal and to set aside the Opposition Division’s decision. The Board of Appeal ordered that certain claims be remitted to the Opposition Division for further prosecution and consideration of issues of patentability (entitlement to priority, novelty, enablement and inventive step). The claims remitted by the Board of Appeal cover the production of humanized antibody light chains that contain amino acid substitutions made under our antibody humanization technology. In February 2006, we received a summons to attend oral proceedings before the Opposition Division of the European Patent Office, currently scheduled to take place on July 10, 2006 through July 13, 2006. Due to a schedule conflict we have requested that the oral proceeding take place later in 2006. We are awaiting response from the European Patent Office to our request. Regardless of the Opposition Division’s decision on these claims, such decision could be subject to further appeals. Until the opposition is resolved, we may be limited in our ability to collect royalties or to negotiate future licensing or collaborative research and development arrangements based on this and our other humanization patents. Moreover, if the opponents are successful, our ability to collect royalties on European sales of antibodies humanized by others would depend on: (i) the scope and validity of our second European patent; and (ii) whether the antibodies are manufactured in a country outside of Europe where they are covered by one or more of our patents, and if so, on the terms of our license agreements. Also, the Opposition Division’s decision could encourage challenges to our related patents in other jurisdictions, including the United States. This decision may lead some of our licensees to stop making royalty payments or lead potential licensees not to take a license, either of which might result in us initiating formal legal actions to enforce our rights under our humanization patents. In such a situation, a likely defensive strategy to our action would be to challenge our patents in that jurisdiction. During the opposition process with respect to our first European patent, if we were to commence an infringement action in Europe to enforce that patent, such an action would likely be stayed until the opposition is decided by the European Patent Office. As a result, we may not be able to successfully enforce our rights under our European or related United States and Japanese patents.

At an oral hearing in February 2005, the Opposition Division of the European Patent Office decided to revoke the claims in our second European antibody humanization patent. The Opposition Division based its decision on formal issues and did not consider substantive issues of patentability. We have appealed the decision to the Technical Board of Appeal at the European Patent Office in July 2005. The appeal will suspend the legal effect of the decision of the Opposition Division during the appeal process, which is likely to take several years.

We intend to vigorously defend the European patents in these proceedings. We may not prevail in the opposition proceedings or any litigation contesting the validity of these patents. If the outcome of the European opposition proceedings or any litigation involving our antibody humanization patents were to be unfavorable, our ability to collect royalties on existing licensed products and to license our patents relating to humanized antibodies may be materially harmed. In addition, these proceedings or any other litigation to protect our intellectual property rights or defend against infringement claims by others could result in substantial costs and diversion of management’s time and attention, which could harm our business and financial condition.

In regard to our Japanese humanization patent, in December 2004, the Japanese Supreme Court denied our petition for review of the Tokyo High Court decision upholding revocation of the patent by the Japanese Patent Office. The Japanese Supreme Court decision concludes the proceedings in the matter and the Japanese Patent Office decision to revoke our patent is final.

In October 2004, the Japanese Patent Office issued a patent to our first divisional humanization patent application. This patent claims a method of producing a humanized antibody specifically reactive with the human interleukin-2 (IL-2) receptor and the composition of matter directed to the Zenapax (daclizumab) antibody product. Although we have additional divisional patent applications pending in Japan, there can be no assurance that any patents will issue from such divisional applications or that the scope of such patents, if any, would be sufficient to cover third party antibody products.

Our ability to maintain and increase our revenues from licensing is dependent upon third parties entering into new patent licensing arrangements, exercising rights under existing patent rights agreements, paying royalties under existing patent licenses with us and not terminating those existing licenses with us. To date, we have been successful in obtaining and maintaining such licensing arrangements, and in receiving royalties on product sales, from parties whose products may be covered by our patents. However, there can be no assurance that we will continue to be successful in our licensing efforts in the future. In the past we have experienced challenges in our licensing efforts, such as the disagreement we had with Genentech in 2003 over whether its Xolair antibody product was covered under our humanization patents. Although we have reached an amicable settlement with Genentech that is intended to resolve such disagreements, Genentech or other companies may, in the future terminate their licensing agreements with us, or seek to challenge our U.S. patents through litigation or patent office proceedings, such as re-examinations or interferences. If we experience difficulty in enforcing our patent rights through licenses, or if our licensees, or prospective licensees, challenge our antibody humanization patents, our revenues and financial condition could be adversely affected, and we could be required to undertake additional actions, including litigation, to enforce our rights. Such efforts would increase our expenses and could be unsuccessful.

If we are unable to protect our patents and proprietary technology, we may not be able to compete successfully.

Our pending patent applications may not result in the issuance of valid patents or our issued patents may not provide competitive advantages. Also, our patent protection may not prevent others from developing competitive products using related or other technology. A number of companies, universities and research institutions have filed patent applications or received patents in the areas of antibodies and other fields relating to our programs. Some of these applications or patents may be competitive with our applications or contain material that could prevent the issuance of our patents or result in a significant reduction in the scope of our issued patents.

The scope, enforceability and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings. No consistent policy has emerged regarding the breadth of claims in biotechnology patents, so that even issued patents may later be modified or revoked by the relevant patent authorities or courts. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation in claim scope could reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents. Moreover, the issuance of a patent in one country does not assure the issuance of a patent with similar claim scope in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country. In addition to seeking the protection of patents and licenses, we also rely upon trade secrets, know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with employees, consultants, suppliers and licensees. If these agreements are not honored, we might not have adequate remedies for any breach. Additionally, our trade secrets might otherwise become known or patented by our competitors.

We may require additional patent licenses in order to manufacture or sell our potential products.

Other companies, universities and research institutions may obtain patents that could limit our ability to use, import, manufacture, market or sell our products or impair our competitive position. As a result, we might be required to obtain licenses from others before we could continue using, importing, manufacturing, marketing, or selling our products. We may not be able to obtain required licenses on terms acceptable to us, if at all. If we do not obtain required licenses, we may encounter significant delays in product development while we redesign potentially infringing products or methods or we may not be able to market our products at all.

Celltech Therapeutics Limited (Celltech) which has been acquired by UCB Group, for example, has been granted a European patent covering humanized antibodies, which we have opposed. At an oral hearing in September 2000, the Opposition Division of the European Patent Office decided to revoke this patent. Celltech appealed that decision, but the Technical Board of Appeal recently rejected the appeal. As a result, the decision revoking the patent is final; no further appeals are available. However, Celltech has a second issued divisional patent in Europe, which has claims that may be broader in scope than its first European patent, and which we have opposed. At an oral hearing in January 2005, the Opposition Division decided to revoke this patent. Celltech has filed an appeal. We cannot predict whether Celltech’s appeal will be successful, or whether it will be able to obtain the grant of a patent from the pending divisional application with claims broad enough to generally cover humanized antibodies. Celltech has also been issued a corresponding U.S. patent that contains claims that may be considered broader in scope than its first European patent. In addition, Celltech was recently issued a second U.S. patent with claims that may be considered broader than its first U.S. patent. We have entered into an agreement with Celltech providing each company with the right to obtain nonexclusive licenses for up to three antibody targets under the other company’s humanization patents, which rights may be exercised under the agreement through December 2014. Notwithstanding this agreement, if our humanized antibodies were covered by Celltech’s European or U.S. patents and if we need more than the three licenses under those patents currently available to us under the agreement, we would be required to negotiate additional licenses under those patents or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflict with these patents or to obtain the required additional licenses on commercially reasonable terms, if at all.

In addition, if the Celltech U.S. patent or any related patent applications conflict with our U.S. patents or patent applications, we may become involved in proceedings to determine which company was the first to invent the products or processes contained in the conflicting patents. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation would reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents.

We do not have a license to an issued U.S. patent assigned to Stanford University and Columbia University, which may cover a process we use to produce our potential products. We have been advised that an exclusive license has been previously granted to a third party, Centocor, under this patent. If our processes were found to be covered by either of these patents, we might be required to obtain licenses or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflicts with these patents or to obtain licenses on acceptable terms.

If our research efforts are not successful, we may not be able to effectively develop new products.

We have not commercialized any antibody products. We are engaged in research activities intended to identify antibody product candidates that we may enter into clinical development. These research activities include efforts to discover and validate new targets for antibodies in our areas of therapeutic focus. We obtain new targets through our own drug discovery efforts and through in-licensing targets from institutions or other biotechnology or pharmaceutical companies. Our success in identifying new antibody product candidates depends upon our ability to discover and validate new targets, either through our own research efforts, or through in-licensing or collaborative arrangements. In order to increase the possibilities of identifying antibodies with a reasonable chance for success in clinical studies, part of our business strategy is to identify a number of potential targets. Our antibody product candidates are in various stages of development and many are in an early development stage. If we are unsuccessful in our research efforts to identify and obtain rights to new targets and generate antibody product candidates that lead to the required regulatory approvals and the successful commercialization of products, our ability to develop new products could be harmed.

If we are unable to develop new products, our ability to grow may depend on our success in acquiring or licensing new products and integrating them successfully.

If we are unable to develop new products, we may depend on acquisitions of rights to products from others as our primary source of new products. Risks in acquiring new products include the following:

•	we may not be able to locate new products that we find attractive and complementary to our business;

•	the price to acquire or obtain a license for these products may be too costly to justify the acquisition; or

•	we may be unable to successfully integrate the research, development and commercialization capabilities necessary to bring these products to market.

Clinical development is inherently uncertain and expensive, and costs may fluctuate unexpectedly.

Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new drugs. Our future success depends in large part upon the results of clinical trials designed to assess the safety and efficacy of our potential products. Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for their intended use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials. Despite the time and expense incurred, there can be no assurance that our clinical trials will adequately demonstrate the safety and effectiveness of our product candidates.

Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of potentially new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or failures of our clinical trials as a result of many factors, all of which may increase the costs and expense associated with the trial, including:

•	changes in regulatory policy during the period of product development;

•	delays in obtaining sufficient supply of materials to enroll and complete clinical studies according to planned timelines;

•	delays in obtaining regulatory approvals to commence a study;

•	delays in identifying and reach agreement on acceptable terms with prospective clinical trial sites;

•	delays in the enrollment of patients;

•	lack of efficacy during clinical trials; or

•	unforeseen safety issues.

Completion of clinical trials may take several years or more. The length of time necessary to complete clinical trials and submit an application for marketing and manufacturing approvals varies significantly according to the type, complexity, proprietary and intended use of the product candidate and is difficult to predict. Further, we, the FDA, EMEA, investigational review boards or data safety monitoring boards may decide to temporarily suspend or permanently terminate ongoing trials. Failure to comply with extensive FDA regulations may result in unanticipated delay, suspension or cancellation of a trial or the FDA’s refusal to accept test results. As a result of these factors, we cannot predict the actual expenses that we will incur with respect to preclinical or clinical trials for any of our potential products, and we expect that our expense levels will fluctuate unexpectedly in the future. Despite the time and expense incurred, we cannot guarantee that we will successfully develop commercially viable products that will achieve FDA approval or market acceptance, and failure to do so would materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which requires us to invest significant resources in development, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

Our product candidates under development are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, research, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, quality control, adverse event reporting, advertising, promotions, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. To obtain regulatory approval for the commercial sale of any of our potential products or to promote these products for expanded indications, we must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in indications for which approval is requested. We have had, and may in the future have, clinical setbacks that prevent us from obtaining regulatory approval for our potential products.

Early clinical trials such as Phase 1 and 2 trials generally are designed to gather information to determine whether further trials are appropriate and, if so, how such trials should be designed. As a result, data gathered in these trials may indicate that the endpoints selected for these trials are not the most relevant for purposes of assessing the product or the design of future trials. Moreover, success or failure in meeting such early clinical trial endpoints may not be dispositive of whether further trials are appropriate and, if so, how such trials should be designed. We may decide, or the FDA may require us, to make changes in our plans and protocols. Such changes may relate, for example, to changes in the standard of care for a particular disease indication, comparability of efficacy and toxicity of potential drug product where a change in the manufacturing process or manufacturing site is proposed, or competitive developments foreclosing the availability of expedited approval procedures. We may be required to support proposed changes with additional preclinical or clinical testing, which could delay the expected time line for concluding clinical trials.

Larger or later stage clinical trials may not produce the same results as earlier trials. Many companies in the pharmaceutical and biotechnology industries, including our company, have suffered significant setbacks in clinical trials, including advanced clinical trials, even after promising results had been obtained in earlier trials.

Even when a drug candidate shows evidence of efficacy in a clinical trial, it may be impossible to further develop or receive regulatory approval for the drug if it causes an unacceptable incidence or severity of side effects, or further development may be slowed down by the need to find dosing regimens that do not cause such side effects.

In addition, we may not be able to successfully commence and complete all of our planned clinical trials without significant additional resources and expertise because we have a relatively large number of potential products in clinical development. The approval process takes many years, requires the expenditure of substantial resources, and may involve post-marketing surveillance and requirements for post-marketing studies. The approval of a product candidate may depend on the acceptability to the FDA of data from our clinical trials. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

•	adversely affect the successful commercialization of any drugs that we develop;

•	impose costly procedures on us;

•	diminish any competitive advantages that we may attain; and

•	adversely affect our receipt of revenues or royalties.

Additionally, regulatory review of our clinical trial protocols may cause us in some cases to delay or abandon our planned clinical trials. Our potential inability to commence or continue clinical trials, to complete the clinical trials on a timely basis or to demonstrate the safety and efficacy of our potential products, further adds to the uncertainty of regulatory approval for our potential products.

The “fast track” designation for development of any of our products may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood the product will receive regulatory approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA “fast track” designation for a particular indication. Marketing applications filed by sponsors of products in fast track development may qualify for priority review under the policies and procedures offered by the FDA, but the fast track designation does not assure any such qualification. Although we have obtained a fast track designation from the FDA for Nuvion for the treatment of intravenous steroid-refractory ulcerative colitis and our partner Orphan Therapeutics has received fast track designation from the FDA for terlipressin for Hepato-Renal Syndrome, Type

1, receipt of fast track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw our fast track designation at any time. If we lose our fast track designation, the approval process may be delayed. In addition, our fast track designation does not guarantee that we will qualify for or be able to take advantage of the expedited review procedures and does not increase the likelihood that Nuvion or terlipressin will receive regulatory approval for the treatment of intravenous steroid-refractory ulcerative colitis.

Our clinical trial strategy may increase the risk of clinical trial difficulties.

Research, preclinical testing and clinical trials may take many years to complete, and the time required can vary depending on the indication being pursued and the nature of the product. We may at times elect to use clinical strategies that seek to advance potential products through clinical development as rapidly as possible. We anticipate that only some of our potential products may show safety and efficacy in clinical trials and some may encounter difficulties or delays during clinical development.

We may be unable to enroll sufficient patients in a timely manner in order to complete our clinical trials.

The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of patient enrollment. Patient enrollment is a function of many factors, including:

•	the size of the patient population;

•	perceived risks and benefits of the drug under study;

•	availability of competing therapies, including those in clinical development;

•	availability of clinical drug supply;

•	availability of clinical trial sites;

•	design of the protocol;

•	proximity of and access by patients to clinical sites;

•	patient referral practices of physicians;

•	eligibility criteria for the study in question; and

•	efforts of the sponsor of and clinical sites involved in the trial to facilitate timely enrollment.

We may have difficulty obtaining sufficient patient enrollment or clinician support to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may result in our being unable to successfully achieve our projected development timelines, or potentially even lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication. For example, our current expectations for registrational studies and regulatory approval for Nuvion are dependent on our ability to timely enroll a worldwide clinical program.

Our royalty revenues from licensed technologies depend on the efforts and successes of our licensees.

In those instances where we have licensed rights to our technologies, the product development and marketing efforts and successes of our licensees will determine the amount and timing of royalties we may receive, if any. We have no assurance that any licensee will successfully complete the product development, regulatory and marketing efforts required to sell products. The success of products sold by licensees will be affected by competitive products, including potential competing therapies, that are marketed by the licensees or others. In February 2005, Biogen Idec and Elan announced that they had voluntarily suspended supplying, marketing and the sale of Tysabri, a drug approved to treat MS and which is licensed under our humanization patents. Financial analyst and investor expectations, as well as our own financial plans beginning in 2005, included potential royalties from the sale of Tysabri. Although data in support of the product has been resubmitted for FDA approval, there can be no assurance that Tysabri will be returned to the market, the timing of such return, if ever, or that even if subsequently marketed and sold, the product will result in our receiving any significant royalties from the sales of Tysabri.

If we do not attract and retain key employees, our business could be impaired.

To be successful, we must attract additional and retain qualified clinical, manufacturing, commercial, scientific and management personnel. To achieve our objectives, we expect to expand our operations and increase the number of our employees significantly. If we are unsuccessful in attracting and retaining qualified personnel, particularly at the management level, our business could be impaired. We have been successful in hiring and retaining key personnel in the past; however, we face significant competition for experienced, management level personnel. For example, our former CFO resigned in October 2005, and our current CFO just joined us in April 2006. If other positions in finance remain or become vacant, our ability to operate effectively, including our ability to report on and attest to, the effectiveness of our internal control over financial reporting, could be adversely affected.

Our own ability to manufacture our products on a commercial scale is uncertain, which may make it more difficult to sell our products.

The manufacture of antibodies for use as therapeutics in compliance with regulatory requirements is complex, time-consuming and expensive. We will need to manufacture such antibody therapeutic products in a facility and by an appropriately validated process that comply with FDA, European, and other regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. If we are unable to manufacture product or product candidates in accordance with FDA and European good manufacturing practices, we may not be able to obtain regulatory approval for our products.

We intend to continue to manufacture potential products for use in preclinical and clinical trials using our manufacturing facility in accordance with standard procedures that comply with appropriate regulatory standards. The manufacture of sufficient quantities of antibody products that comply with these standards is an expensive, time-consuming and complex process and is subject to a number of risks that could result in delays and/or the inability to produce sufficient quantities of such products in a commercially viable manner. Our collaborative partners and we have experienced some manufacturing difficulties. Product supply interruptions could significantly delay clinical development of our potential products, reduce third-party or clinical researcher interest and support of proposed clinical trials, and possibly delay commercialization and sales of these products. Manufacturing difficulties can also interrupt the supply of marketed products, thereby reducing revenues and risking loss of market share.

We do not have experience in manufacturing commercial supplies of our potential products, nor do we currently have sufficient facilities to manufacture all of our potential products on a commercial scale. To obtain regulatory approvals and to create capacity to produce our products for commercial sale at an acceptable cost, we will need to improve and expand our manufacturing capabilities. Our current plans are to validate and use our new manufacturing plant in Brooklyn Park, Minnesota in order to manufacture initial commercial supplies of Nuvion and daclizumab. Our ability to file for, and to obtain, regulatory approvals for such products, as well as the timing of such filings, will depend on our ability to successfully operate our manufacturing plant. We may encounter problems with the following:

•	production yields;

•	quality control and assurance;

•	availability of qualified personnel;

•	availability of raw materials;

•	adequate training of new and existing personnel;

•	on-going compliance with our standard operating procedures;

•	on-going compliance with FDA regulations;

•	production costs; and

•	development of advanced manufacturing techniques and process controls.

Failure to successfully operate our manufacturing plant, or to obtain regulatory approval or to successfully produce commercial supplies on a timely basis could delay commercialization of our products. In addition, our collaborations with Roche and Biogen Idec involving daclizumab may be significantly negatively impacted by our failure to successfully operate and receive regulatory approval of our Brooklyn Park, Minnesota manufacturing facility.

Moreover, as we implement validation of our Brooklyn Park, Minnesota manufacturing facility, we are implementing an enterprise resource management software platform to support our operations, including our new manufacturing facility. These efforts will involve substantial costs and resource commitments. Any construction, validation, or other delays could impair our ability to obtain necessary regulatory approvals and to produce adequate commercial supplies of our potential products on a timely basis. Failure to do so could delay commercialization of some of our products and could impair our competitive position.

Manufacturing changes may result in delays in obtaining regulatory approval or marketing for our products.

If we make changes in the manufacturing process, we may be required to demonstrate to the FDA and corresponding foreign authorities that the changes have not caused the resulting drug material to differ significantly form the drug material previously produced. Changing the manufacturing site is considered to be a change in the manufacturing process, therefore moving production to our Brooklyn Park, Minnesota manufacturing facility from our Plymouth, Minnesota facility or from third parties will entail manufacturing changes. Further, any significant manufacturing changes for the production of our product candidates could result in delays in development or regulatory approval or in the reduction or interruption of commercial sales of our product candidates. Our inability to maintain our manufacturing operations in compliance with applicable regulations within our planned time and cost parameters could materially harm our business, financial condition and results of operations.

With respect to our M200 antibody product, ICOS Corporation (ICOS) has manufactured all of the drug material contemplated for use in our current Phase 2 clinical studies. We and Biogen Idec will need to demonstrate that the M200 drug material produced will be sufficiently bioequivalent to the ICOS-produced drug material to use in future clinical studies in order to avoid delays in development or regulatory approval for this antibody product.

We have made manufacturing changes and are likely to make additional manufacturing changes for the production of our products currently in clinical development. These manufacturing changes or an inability to immediately show comparability between the older material and the newer material after making manufacturing changes could result in delays in development or regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

Our revenue may be adversely affected by competition and rapid technological change.

Potential competitors have developed and are developing human and humanized antibodies or other compounds for treating autoimmune and inflammatory diseases, transplantation, asthma and cancers. In addition, a number of academic and commercial organizations are actively pursuing similar technologies, and several companies have developed, are developing, or may develop technologies that may compete with our antibody technology platform. Competitors may succeed in more rapidly developing and marketing technologies and products that are more effective than our products or that would render our products or technology obsolete or noncompetitive. In addition, our collaborative partners may also independently develop products that are competitive with products that we have licensed to them. This could reduce our revenues under our agreements with these partners.

Any product that our collaborative partners or we succeed in developing and for which regulatory approval is obtained must then compete for market acceptance and market share. The relative speed with which we and our collaborative partners can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market compared to competitive companies will affect market success. In addition, the amount of marketing and sales resources and the effectiveness of the marketing used with respect to a product will affect its marketing success.

We may be unable to obtain or maintain regulatory approval for our products and the marketing and sale of our products could result in violations of law or regulations.

All of our products in development are subject to risks associated with applicable government regulations. The manufacturing, testing and marketing of our products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous FDA regulation. Additionally, other federal, state and local regulations govern the manufacture, testing, clinical and non-clinical studies to assess safety and efficacy, approval, advertising and promotion of pharmaceutical products. The process of obtaining approval for a new pharmaceutical product or for additional therapeutic indications within this regulatory framework requires a number of years and the expenditure of substantial resources. Companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

Even if marketing approval from the FDA is received, the FDA may impose post-marketing requirements, such as:

•	labeling and advertising requirements, restrictions or limitations, such as the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

•	adverse event reporting;

•	testing and surveillance to monitor our product candidates and their continued compliance with regulatory requirements; and

•	inspection of products and manufacturing operations and, if any inspection reveals that the product or operation is not in compliance, prohibiting the sale of all products, suspending manufacturing or withdrawing market clearance.

The discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, may result in restrictions of the products, including withdrawal from manufacture. Additionally, certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may revisit and change its prior determination with regard to the safety or efficacy of our products and withdraw any required approvals after we obtain them. Even prior to any formal regulatory action requiring labeling changes or affecting manufacturing, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety and efficacy develop.

As part of the regulatory approval process, we must demonstrate the ability to manufacture the pharmaceutical product. Accordingly, the manufacturing process and quality control procedures are required to comply with the applicable FDA cGMP regulations and other regulatory requirements. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities, including our facility, must pass an inspection by the FDA before initiating commercial manufacturing of any product. Pharmaceutical product manufacturing establishments are also subject to inspections by state and local authorities as well as inspections by authorities of other countries. To supply pharmaceutical products for use in the United States, foreign manufacturing establishments must comply with these FDA approved guidelines. These foreign manufacturing establishments are subject to periodic inspection by the FDA or by corresponding regulatory agencies in these countries under reciprocal agreements with the FDA. The FDA enforces post-marketing regulatory requirements, such as cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations.

For the marketing of pharmaceutical products outside the United States, our collaborative partners and we are subject to foreign regulatory requirements and, if the particular product is manufactured in the United States, FDA and other U.S. export provisions. Requirements relating to the manufacturing, conduct of clinical trials, product licensing, promotion, pricing and reimbursement vary widely in different countries. Difficulties or unanticipated costs or price controls may be encountered by us or our licensees or marketing partners in our respective efforts to secure necessary governmental approvals. This could delay or prevent us, our licensees or our marketing partners from marketing potential pharmaceutical products.

Both before and after approval is obtained, a biologic pharmaceutical product, its manufacturer and the holder of the Biologics License Application (BLA) for the pharmaceutical product are subject to comprehensive regulatory oversight. The FDA may deny approval to a BLA if applicable regulatory criteria are not satisfied. Moreover, even if regulatory approval is granted, such approval may be subject to limitations on the indicated uses for which the pharmaceutical product may be marketed. In their regulation of advertising, the FDA, the Federal Trade Commission (FTC) and the Department of Health and Human Services (HHS) may investigate whether particular advertising or promotional practices are false, misleading or deceptive. These agencies may impose a wide array of sanctions on companies for such advertising practices. Additionally, physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product’s labeling or differ from those tested by us and approved by the FDA. While such “off-label” uses are common and the FDA does not regulate physicians’ choice of treatments, the FDA does restrict a manufacturer’s communications on the subject of “off-label” use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses. If our advertising or promotional activities fail to comply with applicable regulations or guidelines, we may be subject to warnings or enforcement action. In addition, there may be a similar risk with respect to Cardene IV, IV Busulfex and Retavase.

Further, regulatory approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems with the pharmaceutical product occur following approval. In addition, under a BLA, the manufacturer continues to be subject to facility inspection and the applicant must assume responsibility for compliance with applicable pharmaceutical product and establishment standards. If we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

•	delays;

•	warning letters;

•	fines;

•	clinical holds;

•	product recalls or seizures;

•	changes to advertising;

•	injunctions;

•	refusal of the FDA to review pending market approval applications or supplements to approval applications;

•	total or partial suspension of product manufacturing, distribution, marketing and sales;

•	civil penalties;

•	withdrawals of previously approved marketing applications; and

•	criminal prosecutions.

If our products do not gain market acceptance among the medical community, our revenues would be adversely affected and might not be sufficient to support our operations.

Our product candidates may not gain market acceptance among physicians, patients, third-party payers and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

•	establishment and demonstration of clinical efficacy and safety;

•	cost-effectiveness of our product candidates;

•	their potential advantage over alternative treatment methods;

•	reimbursement policies of government and third-party payers; and

•	marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payers and the medical community may not accept or utilize any product candidates that we, or our customers, develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

Our business may be harmed if we cannot obtain sufficient quantities of raw materials.

We depend on outside vendors for the supply of raw materials used to produce our products and product candidates. Once a supplier’s materials have been selected for use in the manufacturing process, the supplier in effect becomes a sole or limited source of that raw material due to regulatory compliance procedures. If the third- party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct preclinical testing and clinical trials of product candidates would be adversely affected. This could impair our competitive position.

We may be subject to product liability claims, and our insurance coverage may not be adequate to cover these claims.

We face an inherent business risk of exposure to product liability claims in the event that products sold by us or the use of products during research and development efforts or after commercialization results in adverse effects. This risk exists even with respect to any products that receive regulatory approval for commercial sale. While we maintain liability insurance for our products, it may not be sufficient to satisfy any or all liabilities that may arise. Also, adequate insurance coverage may not be available in the future at acceptable cost, if at all.

We may incur significant costs in order to comply with environmental regulations or to defend claims arising from accidents involving the use of hazardous materials.

We are subject to federal, state and local laws and regulations governing the use, discharge, handling and disposal of materials and wastes used in our operations. As a result, we may be required to incur significant costs to comply with these laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities, which exceed our resources. In addition, we cannot predict the extent of the adverse effect on our business or the financial and other costs that might result from any new government requirements arising out of future legislative, administrative or judicial actions.

Changes in the U.S. and international health care industry could adversely affect our revenues.

The U.S. and international health care industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing practices and pricing of pharmaceuticals. The FDA and other health care policies may change, and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. Cost containment measures, whether instituted by health care providers or imposed by government health administration regulators or new regulations, could result in greater selectivity in the purchase of drugs. As a result, third-party payers may challenge the price and cost effectiveness of our products. In addition, in many major markets outside the United States, pricing approval is required before sales can commence. As a result, significant uncertainty exists as to the reimbursement status of approved health care products.

We may not be able to obtain or maintain our desired price for our products. Our products may not be considered cost effective relative to alternative therapies. As a result, adequate third-party reimbursement may not be available to enable us to maintain prices sufficient to realize an appropriate return on our investment in product development. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices, reduced reimbursement levels and diminished markets for our products. These factors will also affect the products that are marketed by our collaborative partners. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.

Our common stock price is highly volatile and an investment in our company could decline in value.

Market prices for securities of biotechnology companies, including ourselves, have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our securities involves substantial risk. For example, during the period from January 1, 2005 to April 5, 2006, our common stock closed as high as $32.80 per share and as low as $13.85 per share. Additionally, the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The following are some of the factors that may have a significant effect on the market price of our common stock:

•	developments or disputes as to patent or other proprietary rights;

•	disappointing sales of our marketed products;

•	approval or introduction of competing products and technologies;

•	disappointing sales of products from which we receive royalties;

•	withdrawal from the market of an approved product from which we receive royalties;

•	results of clinical trials;

•	failures or unexpected delays in timelines for our potential products in development, including without limitation the obtaining of regulatory approvals;

•	changes in reimbursement policies;

•	delays in manufacturing or clinical trial plans;

•	fluctuations in our operating results;

•	disputes or disagreements with collaborative partners;

•	developments in our relationships with customers;

•	market reaction to announcements by other biotechnology or pharmaceutical companies, including market reaction to various announcements regarding products licensed under our technology;

•	announcements of technological innovations or new commercial therapeutic products by us or our competitors;

•	initiation, termination or modification of agreements with our collaborative partners;

•	loss of key personnel;

•	litigation or the threat of litigation;

•	public concern as to the safety of drugs developed by us;

•	sales of our common stock held by collaborative partners or insiders;

•	comments and expectations of results made by securities analysts; and

•	general market conditions.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the common stock would likely drop significantly. A significant drop in the price of a company’s common stock often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management’s attention and resources.

Legislative actions, potential new accounting pronouncements and higher insurance costs are likely to impact our future financial position or results of operations.

Future changes in financial accounting standards, including changes in accounting for stock options, may cause adverse, unexpected fluctuations in the timing of the recognition of revenues or expenses and may affect our financial position or results of operations. For example, SFAS 123R requires us to adopt a method of determining the compensation expense of our employee stock options and report them in the captions of our financial statements. The compensation expense reported under SFAS 123R will have a significant adverse effect on our reported financial condition beginning in 2006 and may impact the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules, are creating uncertainty for companies such as ours and insurance costs are increasing as a result of this uncertainty and other factors. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Charges to earnings and related amortization of assets resulting from our acquisitions may adversely affect the market value of PDL’s common stock following the merger.

In accordance with U.S. generally accepted accounting principles, we accounted for the acquisition of ESP Pharma, our acquisition of Retavase and our acquisition of certain rights with respect to daclizumab using the purchase method of accounting, which resulted in charges to earnings in the year of acquisition and which will result in ongoing expenses due to the amortization and depreciation of certain assets acquired in those transactions. Under the purchase method of accounting, we allocated the total estimated purchase price to ESP Pharma’s net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of completion of the merger, and recorded the excess of the purchase price over those fair values as goodwill. The portion of the purchase price of ESP Pharma allocated to in-process research and development in the amount of $79.4 million was expensed by the combined company in the first quarter of 2005. We will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the acquisition transactions. In addition, to the extent the value of acquired intangible assets becomes impaired in the future, as experienced with the review for impairment of the off-patent branded products in the third quarter of 2005, we may be required to incur material charges relating to the impairment of such assets, and possibly goodwill as well. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations and the market value of our common stock.

Failure to achieve revenue targets or raise additional funds in the future may require us to reduce the scope of or eliminate one or more of our planned activities.

The acquisition of ESP Pharma and certain rights to Retavase required cash payments of approximately $435.5 million. While we believe we have sufficient funds for our anticipated operations, we will need to generate significantly greater revenues to achieve and then maintain profitability on an annual basis. The product development, including clinical trials, manufacturing and regulatory approvals of product candidates currently in development, and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Our future funding requirements, which may be significantly greater than we expect, depend upon many factors, including:

•	the extent to which Cardene IV is commercially successful;

•	the extent to which Retavase sales can be maintained or increased from recent historical levels;

•	the progress, level and timing of research and development activities related to clinical trials we are conducting or that are being conducting in collaboration with our partners, including clinical trials with respect to daclizumab, Nuvion, ularitide and M200;

•	the cost and outcomes of regulatory submissions and reviews;

•	the continuation or termination of third party manufacturing or sales and marketing arrangements;

•	the cost and effectiveness of our sales and marketing programs;

•	the status of competitive products;

•	our ability to defend and enforce our intellectual property rights;

•	our ability to extend the patent protection of our currently marketed products; and

•	the establishment of additional strategic or licensing arrangements with other companies, or acquisitions.

We face substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

Our industry is highly competitive. Our success will depend on our ability to acquire and develop products and apply technology, and our ability to establish and maintain markets for our products. Potential competitors in the United States and other countries include major pharmaceutical and chemical companies, specialized pharmaceutical companies and biotechnology firms, universities and other research institutions.

In addition, our products face significant competition from both brand-name and generic manufacturers that could adversely affect the future sales of its products. Many of the marketed products are generic versions of brand-name products with declining total sales levels. Additionally, some of our brand-name products are subject to competition from generic products. As a result, we face competition for our marketed products from brand-name pharmaceutical companies and from companies focused on generic pharmaceutical markets. In addition, competitors may succeed in developing products and technologies that are more effective or less costly than our products, or that would render our products obsolete or noncompetitive.

For the year ended December 31, 2004, approximately 34% of the ESP Pharma net product sales resulted from the sale of the off-patent products Tenex, Sectral, Ismo and Declomycin. These products historically accounted for a majority of the cash flow from operations of ESP Pharma. We do not consider these products as strategic assets and made the decision to sell the related intangible assets and inventory for these products in the third quarter of 2005. The related intangible assets and inventory were classified as held for sale since September 30, 2005. Because the estimated fair market value of the related intangible assets was lower than the carrying value, an impairment loss of approximately $15.2 million was recognized in the third quarter 2005 and an additional $0.3 million impairment loss was recognized in the fourth quarter of 2005 (see Note 4 to the Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). We completed the sale of Declomycin in February 2006, and the remaining three off-patent branded products in March 2006.

Our ability to generate future revenue from products will be affected by reimbursement and drug pricing.

Acceptable levels of reimbursement of drug treatments by government authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, our combined portfolio of product candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any products that we may develop or, if already available, will not be decreased in the future. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize products, and may not be able to obtain a satisfactory financial return on products.

Third-party payers increasingly are challenging prices charged for medical products and services. Also, the trend toward managed health care in the United States and the changes in health insurance programs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including our products. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any products that are successfully developed and approved. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business.

We will spend considerable time and money complying with federal and state regulations and, if we are unable to fully comply with such regulations, we could face substantial penalties.

We may be subject, directly or through our customers, to extensive regulation by both the federal government, and the states and foreign countries in which we conduct our business. Laws that may directly or indirectly affect our ability to operate our business include, but are not limited, to the following:

•	the federal Anti-Kickback Law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

•	the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and

•	state law equivalents to the Anti-Kickback Law and False Claims Act, which may not be limited to government reimbursed items.

If our operations are found to be in violation of any of the laws described above or the other governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if the hospitals, physicians or other providers or entities with whom we do business are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

Risks Related to the 2003 Notes

We may not have the ability to raise the funds to repurchase the 2003 Notes on the repurchase date or to finance any repurchase offer required by the indenture.

In August 2010, August 2013 and August 2018, respectively, holders of the 2003 Notes may require us to repurchase all or a portion of their 2003 Notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, such date. For 2003 Notes to be repurchased in August 2010, we must pay for the repurchase in cash, and we may pay for the repurchase of 2003 Notes to be repurchased in August 2013 and August 2018, at our option, in cash, shares of our common stock or a combination of cash and shares of our common stock. In addition, if a repurchase event occurs (as defined in the indenture), each holder of the 2003 Notes may require us to repurchase all or a portion of the holder’s 2003 Notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities. In addition, the terms of any agreements related to borrowing which we may enter into from time to time may prohibit or limit our repurchase of 2003 Notes or make our repurchase of 2003 Notes an event of default under certain circumstances. If a repurchase event occurs at a time when a credit agreement prohibits us from purchasing the 2003 Notes, we could seek the consent of the lender to purchase the 2003 Notes or could attempt to refinance the debt covered by the credit agreement. If we do not obtain a consent, we may not repurchase the 2003 Notes. Our failure to repurchase tendered 2003 Notes would constitute an event of default under the indenture for the 2003 Notes, which might also constitute a default under the terms of our other debt, including the 2005 Notes. In such circumstances, our financial condition and the value of our securities could be materially harmed.

Risks Related to the 2005 Notes

Increased leverage as a result of our sale of the 2005 Notes may harm our financial condition and results of operations.

At December 31, 2005, we had approximately $508.0 million of outstanding debt, including without limitation approximately $250 million in principal that remains outstanding under the 2005 Notes. In addition to the 2005 Notes, approximately $250 million in principal remains outstanding under the 2003 Notes, and we have debt service obligations related thereto. The 2005 Notes do not restrict our future incurrence of indebtedness and we may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the 2005 Notes or the 2003 Notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures, such as clinical trials.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The 2005 Notes are unsecured and subordinated to all liabilities of our subsidiaries.

The 2005 Notes are unsecured and are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. As of December 31, 2005, our subsidiaries had approximately $42.8 million of liabilities to which the 2005 Notes are effectively subordinated. The indenture governing the 2005 Notes does not restrict the incurrence of other debt by us or our subsidiaries. By reason of such structural subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our subsidiaries’ assets will be available to pay the amounts due on the 2005 Notes only after all liabilities of our subsidiaries have been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the 2005 Notes then outstanding.

We may not have sufficient cash to purchase the 2005 Notes, if required, upon a fundamental change.

Holders of the 2005 Notes may require us to purchase all or any portion of their 2005 Notes upon a fundamental change, which generally is defined as the occurrence of any of the following: (1) our common stock is not traded on a national securities exchange or listed on The Nasdaq National Market; (2) any person acquires more than 50% of the total voting power of all shares of our capital stock; (3) certain mergers, consolidations, sales or transfers involving us occur; or (4) our board of directors does not consist of continuing directors. In certain situations, holders of the 2005 Notes will not have a repurchase right even if a fundamental change has occurred. See “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change” and “Description of Notes—Public Acquirer Change of Control.” In addition, we may not have sufficient cash funds to repurchase the 2005 Notes upon such a fundamental change. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from repurchasing the 2005 Notes, we could seek consent from our lenders at the time to repurchase the 2005 Notes. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from repurchasing the 2005 Notes upon a fundamental change. If we were unable to purchase the 2005 Notes upon a fundamental change, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the fundamental change may be an event of default under our other debt, which could have a significant adverse affect on our financial condition.

There is no public market for the 2005 Notes and transfers of the 2005 Notes will be restricted.

The 2005 Notes are eligible for trading on the Portalsm Market. Although the initial purchasers of the 2005 Notes have advised us that they intend to make a market in the 2005 Notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the 2005 Notes may develop, and any market that develops may not last. We do not intend to apply for listing of the 2005 Notes on any securities exchange or other stock market.

We have the right to suspend the use of the shelf registration statement of which this prospectus is part in certain circumstances. In the event of such a suspension, you would not be able to sell any 2005 Notes or shares of common stock issuable upon conversion of the 2005 Notes.

The 2005 Notes are not protected by restrictive covenants.

The indenture governing the 2005 Notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the 2005 Notes in the event of a fundamental change involving PDL except to the extent described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change.”

If you hold 2005 Notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold 2005 Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your 2005 Notes and in limited cases under the anti-dilution adjustments of the 2005 Notes. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If any or all of our outstanding 2003 Notes or 2005 Notes are converted into shares of our common stock, existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

Our 2003 Notes and 2005 Notes are convertible, at the option of the holder, into shares of our common stock at varying conversion prices. We have reserved shares of our authorized common stock for issuance upon conversion of our 2003 Notes and the 2005 Notes. If any or all of our 2003 Notes or the 2005 Notes are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure. If any or all of our 2003 Notes or 2005 Notes are not converted into shares of our common stock before their respective maturity dates, we will have to pay the holders of such notes the full aggregate principal amount of the 2003 Notes or 2005 Notes, respectively, then outstanding. Any such payment would have a material adverse effect on our cash position.

USE OF PROCEEDS

PDL will not receive any proceeds from the sale by any securityholders of the 2005 Notes or the underlying shares of PDL common stock. See “Selling Securityholders” and “Plan of Distribution.”

RATIO OF EARNINGS TO FIXED CHARGES

The following sets forth our ratio of earnings to fixed charges for the periods indicated. This summary is qualified by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, appearing elsewhere, or incorporated by reference in this prospectus.

	Years Ended December 31,
	2001	2002	2003	2004	2005
Ratio of Earnings to Fixed
Charges(1)	1.26	N/A	N/A	N/A	N/A

(1)	For purposes of computing this ratio of earnings to fixed charges, fixed charges consist of interest expensed and capitalized, and that portion of rental expense deemed to be representative of interest. Earnings consist of income or loss before income taxes, plus fixed charges less capitalized interest. Earnings are insufficient to cover fixed charges by $169.6 million in 2005, $56.9 million in 2004, $132.0 million in 2003 and $15.0 million in 2002. As a result, the ratio of earnings to fixed charges has not been completed for any of these periods.

DESCRIPTION OF NOTES

We issued the 2005 Notes under an indenture dated as of February 14, 2005 between us and J.P. Morgan Trust Company, National Association, as trustee. The following summarizes some, but not all, provisions of the 2005 Notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the 2005 Notes. A copy of the indenture, the registration rights agreement and the form of certificate evidencing the 2005 Notes is available to you upon request.

In this section of the prospectus entitled “Description of Notes,” when we refer to “PDL,” “we,” “our,” or “us,” we are referring to PDL BioPharma, Inc. and not any of its subsidiaries.

General

The 2005 Notes are senior unsecured obligations of PDL and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The 2005 Notes are senior in right to any existing indebtedness which is subordinated by its terms, including our 2003 Notes. The 2005 Notes are convertible into common stock as described under “—Conversion of Notes.” The selling securityholders are offering $250,000,000 aggregate principal amount of 2005 Notes. We may, without the consent of the holders of the 2005 Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2005 Notes. Any of these additional notes will, together with the 2005 Notes, constitute a single series of notes under the indenture. Holders of such additional notes will have the right to vote together with holders of 2005 Notes as one class. The 2005 Notes will be issued only in denominations of $1,000 or in integral multiples of $1,000. The 2005 Notes will mature on February 15, 2012, unless earlier redeemed at our option or purchased by us at your option upon a fundamental change.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of PDL, except to the extent described under “—Repurchase at Option of the Holder Upon a Fundamental Change.”

The 2005 Notes bear interest at the annual rate of 2.00% commencing on the date of issuance. Interest is payable on February 15 and August 15 of each year, beginning August 15, 2005, subject to limited exceptions if the 2005 Notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are February 1 and August 1. We may, at our option, pay interest on the 2005 Notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the 2005 Notes is paid on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the 2005 Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We maintain an office in New York, New York where the 2005 Notes may be presented for registration, transfer, exchange or conversion. This office is an office or agency of the trustee. Except under limited circumstances described below, the 2005 Notes are issued only in fully-registered book entry form, without coupons, and are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of 2005 Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

You have the right, at your option, to convert your 2005 Notes into shares of our common stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion rate of 42.219 shares per $1,000 principal amount of 2005 Notes, subject to the adjustments described below. This is equivalent to an initial conversion price of approximately $23.69 per share.

Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the 2005 Notes. If you submit your 2005 Notes for conversion between a record date and the opening of business on the next interest payment date (except for 2005 Notes or portions of 2005 Notes called for redemption or subject to purchase following a fundamental change on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your 2005 Notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

We will not issue fractional shares of common stock upon conversion of 2005 Notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion. Our delivery to the holder of the full number of shares of our common stock into which the 2005 Note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the 2005 Note and accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date. As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

If the 2005 Notes are called for redemption or are subject to purchase following a fundamental change, your conversion rights on the 2005 Notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the 2005 Notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the 2005 Notes are redeemed or purchased. If you have submitted your 2005 Notes for purchase upon a fundamental change, you may only convert your 2005 Notes if you withdraw your election in accordance with the indenture.

Anti-dilution Adjustments

The conversion rate is subject to adjustment, without duplication, upon the occurrence of any of the following events:

1)    stock dividends in common stock: we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock;

2)    issuance of rights or warrants: we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price; provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants;

3)    stock splits and combinations: we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares;

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

•	issue by reclassification of the shares of our common stock any shares of our capital stock;

4)    distribution of indebtedness, securities or assets: we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or certain rights to purchase our securities (provided, however, that if these rights are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur), but excluding:

•	dividends or distributions described in paragraph (1) above;

•	rights or warrants described in paragraph (2) above;

•	dividends or distributions paid exclusively in cash described in paragraph (5), (6) or (7) below (the “distributed assets”), in which event (other than in the case of a spin-off as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the conversion rate by a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this section (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the earlier of the record date or the ex-dividend trading day for such distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you have the right to receive upon conversion, in addition to shares of our common stock, if any, the distributed assets you would have received if you had converted your 2005 Notes immediately prior to the record date.

5)    spin-offs: we distribute to all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” in which case the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the conversion rate by an adjustment factor equal to the sum of the daily adjustments for each of the ten consecutive trading days beginning on the effective date of the spin-off. The “daily adjustment” for any given trading day is equal to a fraction, the numerator of which is the closing price of our common stock on that trading day plus the closing price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading, and the denominator of which is the product of 10 and the closing price of our common stock on that trading day. The adjustment to the conversion rate in the event of a spin-off will occur on the tenth trading day from, and including, the effective date of the spin-off.

6)    cash distributions: we make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted by multiplying the conversion rate by a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you have the right to receive upon conversion, in addition to shares of our common stock, if any, such distribution you would have received if you had converted your 2005 Notes immediately prior to the record date. For purposes of this section, the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the stockholders entitled to receive such distribution.

7)    tender or exchange offers: we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying the conversion rate by a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

8)    repurchases: we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeded the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted by multiplying the conversion rate by a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (A) the current market price of our common stock, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors; provided that no adjustment to the conversion rate shall be made to the extent the conversion rate is not increased as a result of the above calculation and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8). For purposes of this clause (8), (i) the market capitalization will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment, and (ii) the current market price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment, and (iii) in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

In the event of a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock

(or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days’ notice of such an increase in the conversion rate.

No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the 2005 Notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

If you will receive common stock upon conversion of your 2005 Notes, you will also receive the associated rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your 2005 Notes, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the 2005 Notes into our common stock immediately prior to any of these events, except as set forth below under “—Public Acquirer Change of Control”.

Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.

Optional Redemption

We do not have the option to redeem the 2005 Notes prior to February 19, 2010. Thereafter, the 2005 Notes may be redeemed at our option in whole, or in part, upon not less than 10 nor more than 60 days’ notice by mail to holders of the 2005 Notes. The redemption prices (expressed as a percentage of principal amount) are as follows for 2005 Notes redeemed during the periods set forth below:

Period	Redemption Price
Beginning on February 19, 2010 through February 14, 2011	100.57%
Beginning on February 15, 2011 through February 14, 2012	100.29%

in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

If fewer than all of the 2005 Notes are to be redeemed, the trustee will select the 2005 Notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any 2005 Note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your 2005 Notes is selected for partial redemption and you convert a portion of your 2005 Notes, the converted portion will be deemed to be of the portion selected for redemption.

No sinking fund is provided for the 2005 Notes.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to maturity, you have the right (subject to our rights described under “—Public Acquirer Change of Control”) to require us to repurchase any or all of your 2005 Notes for cash, or any portion of the initial principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the 2005 Notes to be purchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Within fifteen trading days prior to but not including the expected effective date of a fundamental change that is also a public acquirer change of control (as defined below under “—Public Acquirer Change of Control”), we will provide to all holders of the 2005 Notes and the trustee and paying agent a notification (the “public acquisition notice”) stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation as described under “—Public Acquirer Change of Control”, in which case the holders will not have the right to require us to repurchase their 2005 Notes as described in this section and will not have the right to the conversion rate adjustment described under “—Adjustment to Conversion Rate Upon a Fundamental Change”; or

•	not elect to adjust the conversion rate and related conversion obligation as described under “—Public Acquirer Change of Control”, in which case the holders will have the right (if applicable) to require us to repurchase their 2005 Notes as described in this section and/or the right (if applicable) to the conversion rate adjustment described under “—Adjustment to Conversion Rate Upon a Fundamental Change”.

A “fundamental change” will be deemed to have occurred at the time that any of the following occurs:

(1)    our common stock (or other common stock into which the 2005 Notes are convertible or American Depositary Shares representing such common stock) is neither traded on the New York Stock Exchange or another U.S. national securities exchange nor quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States; or

(2)    any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3)    we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4)    at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, notwithstanding the foregoing, holders of the 2005 Notes do not have the right to require us to repurchase any 2005 Notes under clauses (2), (3) or (4) (and we are not required to deliver the notice incidental thereto), if either:

•	the closing sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or the period of ten consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (4) above, equals or exceeds 105% of the applicable conversion price of the 2005 Notes in effect on each of those five trading days; or

•	at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the 2005 Notes become convertible into such shares of such capital stock; or

•	in the case of a qualifying foreign merger (as described under “—Consolidation, Merger and Sale of Assets”), at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ or appraisal rights) in the qualifying foreign merger constituting the change in control consists of common stock or American Depositary Shares representing such common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

For purposes of the above, the term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

On or before the 15th day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of 2005 Notes having the right to cause us to repurchase their 2005 Notes) (the “effective date”), we will provide to all holders of the 2005 Notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	whether the fundamental change falls under clause (2), (3) or (4) of the definition of fundamental change, in which case the conversion adjustments described under “—Adjustment to Conversion Rate Upon a Fundamental Change” will be applicable;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that the 2005 Notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their 2005 Notes.

Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.

To exercise the repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the 2005 Notes to be purchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice must state:

•	if certificated, the certificate numbers of the 2005 Notes to be delivered for repurchase;

•	the portion of the principal amount of 2005 Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the 2005 Notes are to be purchased by us pursuant to the applicable provisions of the 2005 Notes and the indenture.

If the 2005 Notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn 2005 Notes;

•	if certificated 2005 Notes have been issued, the certificate numbers of the withdrawn 2005 Notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the 2005 Notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

We are required to repurchase the 2005 Notes no less than 20 and no more than 35 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the 2005 Notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the 2005 Notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the 2005 Notes on the business day following the fundamental change repurchase date, then:

•	the 2005 Notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the 2005 Notes is made or whether or not the 2005 Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the 2005 Notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the 2005 Notes upon a fundamental change.

The rights of the holders to require us to repurchase their 2005 Notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the 2005 Notes that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the 2005 Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the 2005 Notes to require us to repurchase its 2005 Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The terms of future senior debt instruments could prohibit us from repurchasing any 2005 Notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing 2005 Notes, we could seek the consent of the holders of the applicable senior debt to the repurchase of 2005 Notes or could attempt to refinance the applicable senior debt that contains such prohibitions. If we do not obtain such a consent or repay such senior debt, we will remain prohibited from repurchasing any 2005 Notes. In such case, our failure to purchase tendered 2005 Notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such senior debt.

Our ability to repurchase the 2005 Notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the 2005 Notes that might be delivered by holders of 2005 Notes seeking to exercise the repurchase right. In addition, we have incurred, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent that you convert your 2005 Notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change (and subject to our rights described under “—Public Acquirer Change of Control”), we will increase the conversion rate for the 2005 Notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 95% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) or in the case of a qualifying foreign merger, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ or appraisal rights) in the qualifying foreign merger constituting the fundamental change consists of common stock or American Depositary Shares representing such common stock traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the 2005 Notes become convertible solely into such common stock or American Depositary Shares.

The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share of our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change.

A conversion of 2005 Notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the repurchase notice described under “—Repurchase at Option of the Holder Upon a Fundamental Change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the 2005 Notes is adjusted, as described above under “—Anti-dilution Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Anti-dilution Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares issuable per $1,000 initial principal amount of 2005 Notes:

	Stock Price
Effective Date of Fundamental Change	$18.20	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00	$50.00	$75.00	$100.00
February 14, 2005	12.66	10.63	8.43	6.87	5.68	4.76	3.48	2.66	2.08	1.69	0.73	0.38
February 15, 2006	12.17	10.04	7.86	6.25	5.07	4.21	2.99	2.23	1.72	1.37	0.58	0.30
February 15, 2007	11.69	9.44	7.18	5.56	4.41	3.54	2.43	1.76	1.33	1.04	0.43	0.23
February 15, 2008	10.99	8.65	6.27	4.66	3.50	2.72	1.73	1.19	0.87	0.67	0.29	0.16
February 15, 2009	10.13	7.45	4.94	3.30	2.25	1.55	0.84	0.53	0.38	0.30	0.15	0.08
February 15, 2010 and thereafter	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common stock price of $18.22 on February 8, 2005 and an initial conversion price of $23.69.

The exact stock price and conversion dates may not be set forth on the table; in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	more than $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	less than $18.22 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	Despite the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 54.8845 per $1,000 principal amount of 2005 Notes, subject to adjustment in the same manner and for the same events as the conversion rate as set forth under “—Anti-dilution Adjustments.”

Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of permitting a repurchase at the holder’s option or adjusting the conversion rate as described under “—Adjustment to Conversion Rate Upon a Fundamental Change,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the 2005 Notes will be entitled to convert their 2005 Notes into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.

If we elect to adjust the conversion rate and conversion obligation as described in this section, we must send holders of the 2005 Notes a public acquisition notice within fifteen trading days prior to but not including the expected effective date of the fundamental change that is also a public acquirer change of control, as described under “—Repurchase at Option of the Holder Upon a Fundamental Change.” If we elect to adjust the conversion rate and conversion obligation in connection with a public acquirer change of control, holders of the 2005 Notes will not have the right to require us to repurchase their 2005 Notes as described under “—Repurchase at Option of the Holder Upon a Fundamental Change” or to convert at an adjusted conversion rate as described under “—Adjustment to Conversion Rate Upon a Fundamental Change” in connection with the fundamental change that is also a public acquirer change of control. A “public acquirer change of control” means any event constituting a fundamental change that would otherwise give holders the right to cause us to repurchase the 2005 Notes as described above under “—Repurchase at Option of the Holder Upon a Fundamental Change,” and the acquirer has a class of common stock (or American Depository Shares representing such common stock) traded on a U.S. national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter-trading market in the United States or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock (or American Depository Shares representing such common stock) satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock (or American Depository Shares representing such common stock) satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. “Majority-owned” for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1)    we fail to pay principal or premium, if any, on any 2005 Note when due;

(2)    we fail to pay any interest, including any additional interest, on any 2005 Note when due if such failure continues for 30 days;

(3)    we fail to perform any other agreement required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

(4)    we fail to pay the purchase price of any 2005 Note when due;

(5)    we fail to provide timely notice of a fundamental change, if required by the indenture, if such failure continues for 30 days after notice of our failure to do so;

(6)    any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

(7)    certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 2005 Notes may declare the principal amount of the 2005 Notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the 2005 Notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the 2005 Notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding 2005 Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the 2005 Notes.

No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the 2005 Notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the 2005 Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any 2005 Note on or after the applicable due date or the right to convert the 2005 Note in accordance with the indenture.

Generally, the holders of a majority of the aggregate principal amount of outstanding 2005 Notes may waive any default or event of default unless:

•	we fail to pay principal, premium or interest on any 2005 Note when due;

•	we fail to convert any 2005 Note into common stock in accordance with the provisions of the 2005 Note and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding 2005 Note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not PDL, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the 2005 Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding 2005 Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding 2005 Notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding 2005 Note if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or interest on, any 2005 Note;

•	reduce the principal amount of or any premium or interest on any 2005 Note;

•	reduce the amount of principal payable upon acceleration of the maturity of any 2005 Note;

•	change the place or currency of payment of principal of, or any premium or interest on, any 2005 Note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any 2005 Note;

•	modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

•	adversely affect the right of holders to convert 2005 Notes other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding 2005 Notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding 2005 Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of 2005 Notes.

We and the trustee may amend or supplement the indenture or the 2005 Notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	(i) the successor person, if any, is (A) a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, or (B) a corporation, limited liability company, partnership or trust organized and existing under the laws of a jurisdiction outside the United States; provided, however, that in the case of a transaction where the resulting, surviving or transferee person is organized under the laws of a foreign jurisdiction, we may not consummate the transaction unless (v) such person has common stock or American Depository Shares representing such common stock traded on a national securities exchange in the United States or quoted on The Nasdaq National Market; (w) such person has a worldwide total market capitalization of its equity securities (before giving effect to such consolidation or disposition) of at least $5 billion; (x) such person has consented to service of process in the United States; (y) we have made provision for the satisfaction of our obligations to repurchase the 2005 Notes following a fundamental change, if any; and (z) we have obtained an opinion of tax counsel experienced in such matters to the effect that, under the then-existing U.S. federal tax laws, there would be no material adverse tax consequences to holders of the 2005 Notes resulting from such transaction (we refer to a transaction that satisfies these conditions as a “qualifying foreign merger” in this prospectus) and (ii) such person assumes our obligations on the 2005 Notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Registration Rights; Additional Interest

We have entered into a registration rights agreement with the initial purchasers. Pursuant to the terms of the registration rights agreement, we have agreed to use commercially reasonable efforts to keep effective the shelf registration statement until the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the 2005 Notes held by non-affiliates of PDL; and (iii) two years after the effective date of the shelf registration statement.

We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, the acquisition or divestiture of assets and other events, including the Commission review of our periodic reports filed under the Exchange Act. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the Commission and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

Additional interest will accrue on any 2005 Notes if:

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

In either event, additional interest will accrue at a rate of 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period, until the earlier of the following:

•	the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

•	the earliest of (i) the sale of all outstanding registrable securities registered under the shelf registration statement; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the 2005 Notes held by non-affiliates of PDL; and (iii) two years after the effective date of the shelf registration statement.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	will be required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the anticipated effective date of the shelf registration statement.

No holder of registrable securities will be entitled:

•	to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

•	to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire following the questionnaire deadline, we will use our commercially reasonable efforts to include the registrable securities covered thereby in the shelf registration statement pursuant to a prospectus supplement or a post-effective amendment, if required; provided that we will be under no obligation to file a post-effective amendment to add any holders of registrable securities to the shelf registration statement during the fiscal quarter in which the shelf registration statement is declared effective or, thereafter, more than one time per calendar quarter for all such holders.

This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which was filed as an exhibit to a Form 8-K with the Commission on February 16, 2005.

Satisfaction and Discharge

We may discharge our obligations under the indenture while 2005 Notes remain outstanding if (1) all outstanding 2005 Notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding 2005 Notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding 2005 Notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing shall not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

We have appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All 2005 Notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All 2005 Notes delivered to the trustee shall be cancelled promptly by the trustee. No 2005 Notes shall be authenticated in exchange for any 2005 Notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase 2005 Notes in the open market or by tender offer at any price or by private agreement. Any 2005 Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any 2005 Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any 2005 Notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost 2005 Notes at your expense upon delivery to the trustee of the mutilated 2005 Notes, or evidence of the loss, theft or destruction of the 2005 Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed 2005 Note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such 2005 Note before a replacement 2005 Note will be issued.

Governing Law

The indenture and the 2005 Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

J.P. Morgan Trust Company, National Association has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the 2005 Notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding 2005 Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We initially issued the 2005 Notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of 2005 Notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the 2005 Notes represented by the global security for all purposes under the indenture and the 2005 Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the 2005 Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any 2005 Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the 2005 Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any 2005 Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of 2005 Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of 2005 Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the 2005 Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading “Notice to Investors.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, as amended, and all applicable provisions of Delaware law.

General

We are authorized to issue 250,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value.

Common Stock

As of April 5, 2006, we had approximately 317 stockholders of record. As of April 5, 2006, we had issued and outstanding 114,390,792 shares of common stock. Holders of common stock are entitled to one vote per share for the election of directors and all other matters submitted to a vote of our stockholders. Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock. Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights. Our certificate of incorporation does not provide for cumulative voting rights with respect to the election of directors. All outstanding common stock is, and the common stock issuable on conversion of the 2005 Notes will be, fully paid and nonassessable. Shares of our common stock are reserved for issuance under the 2005 Notes, the 2003 Notes, our option and employee stock purchase plans, and there are options outstanding under our stock plans for shares of common stock.

Preferred Stock

Our board of directors has the authority, without any action by our stockholders, to issue preferred stock in one or more series with such designations, rights and preferences (including dividend, conversion, voting or other rights or liquidation preferences) as determined by our board of directors. The issuance of preferred stock could delay, defer or prevent a change of control of PDL and could decrease the amount of earnings and assets available for distribution to, or adversely affect the voting power or other rights of, holders of common stock. In addition, the issuance of preferred stock could have the effect of decreasing the market price of our common stock. As of April 5, 2006, there were no shares of preferred stock outstanding.

Transfer Agent

The transfer agent for our common stock is Mellon Investor Services, L.L.C. Their address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104. Their telephone number is (415) 743-1424.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the 2005 Notes and common stock into which the 2005 Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to holders who hold the 2005 Notes, or the common stock into which the 2005 Notes are convertible, as capital assets within the meaning of Section 1221 of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers of traders in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

•	persons that, on the date of the acquisition of the 2005 Notes, own 2005 Notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

•	certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the 2005 Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transactions; or

•	persons deemed to sell the 2005 Notes or common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION

OF THE NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the 2005 Notes. Certain consequences to “non-U.S. holders” of the 2005 Notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a holder of a 2005 Note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including for this purpose any entity, foreign or domestic, classified as a partnership for United States federal income tax purposes) is a beneficial owner of the 2005 Notes or the common stock into which the 2005 Notes may be converted, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners for United States federal income tax purposes. A holder of the 2005 Notes or the common stock that is a partnership, and the partners in such partnership, should consult their individual tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the 2005 Notes (and the common stock).

Interest

You generally must include interest paid on the 2005 Notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

Special Interest/Additional Interest

We may be required to pay additional interest to holders of the 2005 Notes in certain circumstances. We intend to take the position that the likelihood of paying additional interest is remote and that additional interest, if paid, would be taxable to you as additional ordinary income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes. Our position that the possibility of a payment of additional interest is a remote contingency is binding on you unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the 2005 Note. The IRS may take a different position, however, which could affect the timing of both your income from the 2005 Notes and our deduction with respect to the payment of additional interest.

Market Discount

A subsequent purchaser who buys a 2005 Note for less than its stated redemption price at maturity may be considered to have purchased the note at a “market discount.” If the market discount is less than 0.25% of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity, then the market discount will be deemed to be zero.

A U.S. holder may elect to include market discount in income currently as it accrues. Any such election will apply to all market discount bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS.

If a U.S. holder does not make an election to include market discount in income currently as it accrues, any principal amount received or gain realized by a U.S. holder on the sale, exchange, retirement or other taxable disposition of a 2005 Note will be treated as ordinary income to the extent of any accrued market discount on the note. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. holder has held the note and the denominator of which is the number of days from the date the holder acquired the note until its maturity. If a U.S. holder exchanges or converts a 2005 Note into common stock in a transaction that is otherwise tax free, any accrued market discount will carry over and generally be recognized upon a disposition of the common stock.

A U.S. holder may be required to defer a portion of such holder’s interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a 2005 Note purchased with market discount. Any such deferred interest expense may not exceed the market discount that accrues during a taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. This interest expense deferral will not apply if a U.S. holder makes an election to include market discount in income currently as it accrues.

Market Premium

A subsequent purchaser who buys a 2005 Note for more than its stated redemption price at maturity generally will be considered to have purchased the note at a “market premium.” If an election is made, the market premium may generally be amortized using a constant yield method, over the remaining term of the note.

Interest otherwise required to be included in income with respect to the 2005 Note during any tax year may be offset by the amount of any amortized market premium. An election to amortize market premium will apply to all market premium bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the IRS.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a 2005 Note (other than a conversion described below under “—Conversion of the Notes”), you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the 2005 Note. Your adjusted tax basis in a 2005 Note generally will equal the cost of the 2005 Note. Such capital gain or loss will be long-term capital gain or loss if you have held the 2005 Note for more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. The deductibility of capital losses against ordinary income is subject to limitations.

Conversion of the Notes

A U.S. holder who converts a 2005 Note into our common stock will generally not recognize any income, gain or loss, except for (i) any gain or loss attributable to the receipt of cash in lieu of a fractional share and

(ii) any common stock received with respect to accrued interest not previously includable in income (which will be taxable as ordinary income). The U.S. holder’s aggregate adjusted tax basis in the common stock, other than to the extent received with respect to accrued interest, will equal its adjusted tax basis in the 2005 Note (less the portion of the basis allocable to a fractional share of common stock for which cash is received), and the U.S. holder’s holding period for the stock will include the period during which it held the 2005 Note. The tax basis of the common stock received upon a conversion with respect to accrued interest will equal the fair market value of such stock, and your holding period will commence on the day following the date of delivery of the common stock. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder’s adjusted tax basis allocable to such fractional share.

Constructive Dividends

Holders of convertible debt instruments such as the 2005 Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the 2005 Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under “—Dividends” even though you have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Dividends

Distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of amounts treated as dividend income will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, and dividends received by non-corporate holders for taxable years beginning prior to January 1, 2009, will generally be subject to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied.

Sale, Exchange or Redemption of Common Stock

Upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or redemption and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your adjusted tax basis and holding period in common stock received upon a conversion of a 2005 Note are determined as discussed above under “—Conversion of the Notes.” The deductibility of capital losses against ordinary income is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the record holders of the 2005 Notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the 2005 Notes and dividends paid on the common stock, and payment of the proceeds received from a disposition of the 2005 Notes or shares of common stock.

You may be subject to backup withholding at the rate of 28% with respect to interest paid on the 2005 Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the 2005 Notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (TIN), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of certain material United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of the 2005 Notes. For purposes of this discussion, a “non-U.S. holder” means a holder of 2005 Notes that is not a U.S. holder. The rules governing the United States federal income taxation of a non-U.S. holder of 2005 Notes are complex, and we have provided only a summary of such rules.

In general, subject to the discussion below concerning backup withholding:

Interest

Generally, any interest paid to a non-U.S. holder of a 2005 Note that is not United States trade or business income will not be subject to United States tax if the interest qualifies as “portfolio interest.” Generally interest on the 2005 Notes will qualify as portfolio interest and you will not be subject to the 30% United States federal withholding tax with respect to payments of interest on the 2005 Notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that you hold your 2005 Notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the 2005 Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form)

stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and interest on a 2005 Note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Additional Amounts

Absent further relevant guidance from the IRS, we intend to treat payments of additional amounts, if any, made to non-U.S. holders as subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from you claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with your conduct of a United States trade or business. If we withhold tax from any payment of additional amounts made to you and such payment were determined not to be subject to United States federal tax, you generally would be entitled to a refund of any tax withheld.

Sale, Exchange or Redemption of the Notes or Common Stock

Any gain realized by you on the sale, exchange, redemption or other disposition of a 2005 Note (except with respect to accrued and unpaid interest, which would be taxable as described above) or a share of common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	in the case of common stock, we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Non-United States holders should consult any applicable income tax treaties that may provide for different rules. In addition, such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the 2005 Notes or the common stock.

We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Conversion of the Notes

To the extent you receive cash upon conversion of a 2005 Note, you generally would be subject to the rules described under “—Consequences to Non-U.S. Holders—Sale, Exchange or Redemption of the Notes or Common Stock” above. Otherwise, you generally will not recognize any income, gain or loss on the conversion of a 2005 Note into common stock.

Dividends

In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the 2005 Notes, see “—Consequences to U.S. Holders—Constructive Dividends” above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

United States Federal Estate Tax

A 2005 Note held by an individual who at the time of death is not a citizen or resident of the United States (as specialty defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such 2005 Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes), your common stock will be subject to United States estate tax unless an applicable United States estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “Consequences to Non-U.S. Holders—Interest.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a 2005 Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

THE PRECEDING DISCUSSION OF CERTAIN US FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED OR FOR WHICH THE NOTES MAY BE EXCHANGED, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX

LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

We originally issued the 2005 Notes offered by the selling securityholders hereby in a private placement in February 2005. The initial purchasers of the 2005 Notes resold them to persons they or their agents reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, which term as used in the prospectus includes the initial purchasers’ transferees, pledges, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the 2005 Notes and common stock issued upon conversion of the 2005 Notes.

The following table sets forth information, unless otherwise noted, as of April 10, 2006, with respect to the selling securityholders and the respective principal amounts of 2005 Notes and common stock that each selling securityholder beneficially owns that may be offered pursuant to this prospectus. Beneficial ownership is determined in accordance with Commission rules and includes voting or investment power with respect to the securities. We have obtained this information from the selling securityholders. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the 2005 Notes or the common stock issuable upon conversion of the 2005 Notes pursuant to this prospectus, no estimate can be given to us as to the amount of the 2005 Notes or the common stock issuable upon conversion of the 2005 Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their 2005 Notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend this prospectus accordingly.

The number of shares of common stock shown in the table set forth below assumes the conversion of the full amount of 2005 Notes held by such holder at the initial conversion rate of 42.219 shares per $1,000 principal amount of the 2005 Notes, and assumes the conversion of the full amount of 2003 Notes at the initial conversion rate of 49.6618 shares per $1,000 principal amount of the 2003 Notes. These conversion rates are subject to adjustment, as described with respect to the 2005 Notes under “Description of Notes—Conversion Rights.” Accordingly, the number of shares of common stock may increase or decrease from time to time. Under the terms of the indentures for both the 2003 Notes and the 2005 Notes, fractional shares will not be issued upon conversion of the 2003 Notes or the 2005 Notes, respectively. Cash will be paid instead of fractional shares, if any.

			Number of Shares of Common Stock
	Principal Amount of Notes		Common Stock Beneficially Owned Prior to Conversion(1)(2)	Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(3)
Selling Securityholder(1)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding
1976 Distribution Trust FBO A.R. Lauder/ZinterHofer(5)	$4,000.00	*	168	168	0
2000 Revocable Trust FBO A.R. Lauder/ZinterHofer(5)	$3,000.00	*	126	126	0
Advent Convertible Master (Cayman) L.P.(5)	$4,506,000.00	1.8%	190,238	190,238	0
Alcon Laboratories(5)	$227,000.00	*	9,583	9,583	0
Alexandra Global Master Fund LTD	$5,000,000.00	2.0%	211,095	211,095	0
Alpha US Sub Fund 4 LLC(5)	$205,000.00	*	8,654	8,654	0
Allstate Insurance Company(27)	$3,000,000.00	1.2%	126,657	126,657	0
Alscott Investments, LLC(42)	$2,400,000.00	*	101,325	101,325	0

Arlington County Employees Retirement System(5)	$365,000.00	*	15,409	15,409	0
Aristeia International Limited	$7,980,000.00	3.2%	336,907	336,907	0
Aristeia Partners LP	$1,040,000.00	*	43,907	43,907	0
Aristeia Trading LLC	$1,520,000.00	*	64,172	64,172	0
Asante Health Systems(5)	$75,000.00	*	3,166	3,166	0
Bank of America Pension Plan	$2,000,000.00	*	84,438	84,438	0
Barnet Partners L.P.	$3,500,000.00	1.4%	147,766	147,766	0
Barnet Partners, LTD	$3,500,000.00	1.4%	147,766	147,766	0
BNP Paribas Equity Strategies, SNC(7)	$2,700,000.00	1.1%	118,955	113,991	4,964
Boilermakers Blacksmith Pension Trust(8)	$1,825,000.00	*	77,049	77,049	0
CIBC World Markets(28)	$2,500,000.00	1.0%	105,547	105,547	0
Citadel Equity Fund Ltd.(29)	$42,500,000.00	17.0%	1,794,307	1,794,307	0
City and County of San Francisco Retirement System(5)	$808,000.00	*	34,112	34,112	0
Chrysler Corporation Master Retirement Trust(4)	$4,165,000.00	1.7%	175,842	175,842	0
City University of New York(5)	$75,000.00	*	3,166	3,166	0
CNH CA Master Account, L.P.(9)	$1,500,000.00	*	162,651	63,328	99,323
Convertible Securities Fund(36)	$15,000.00	*	633	633	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(10)	$990,000.00	*	41,796	41,796	0
Credit Suisse Securities LLC(28)	$3,500,000.00	1.4%	147,776	147,776	0
DBAG London(45)	$5,600,000.00	2.2%	236,426	236,426	0
D.E. Shaw Investment Group, L.L.C.	$1,000,000.00	*	42,219	42,219	0
D.E. Shaw Valence Portfolios, L.L.C.	$9,000,000.00	3.6%	379,971	379,971	0
Delaware Public Employees Retirement System(5)	$659,000.00	*	27,822	27,822	0
Delta Air Lines Master Trust—CV(4)	$825,000.00	*	34,830	34,830	0
Delta Pilots Disability & Survivorship Trust—CV(4)	$450,000.00	*	18,998	18,998	0
DKR Saturn Event Driven Holding Fund Ltd.(11)	$5,000,000.00	2.0%	211,095	211,095	0
DKR Saturn Multi-Strategy Holding Fund Ltd.(12)	$5,000,000.00	2.0%	211,095	211,095	0
DKR SoundShore Strategic Holding Fund Ltd(13)	$5,000,000.00	2.0%	211,095	211,095	0
Fidelity Contrafund(38)	$29,160,000.00	11.7%	1,231,106	1,231,106	0
Fidelity Contrafund: Fidelity Advisor New Inights Fund(38)	$300,000.00	*	12,765	12,665	100
Fidelity Financial Trust: Fidelity Convertible Securities Fund(38)	$20,500,000.00	8.2%	865,489	865,489	0
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund(38)	$1,540,000.00	*	65,017	65,017	0
F.M. Kirby Foundation, Inc.(4)	$685,000.00	*	28,920	28,920	0
Fore Convertible Master Fund, Ltd.(30)	$25,000,000.00	10.0%	1,055,475	1,055,475	0
Fore ERISA Fund, Ltd.(30)	$5,000,000.00	2.0%	211,095	211,095	0
Fore Multi Strategy Master Fund, Ltd.(30)	$9,000,000.00	3.6%	379,971	379,971	0

Forest Fulcrum Fund LP(14)	$249,000.00	*	10,512	10,512	0
Forest Global Convertible Fund Ltd., Class A-5(31)	$620,000.00	*	26,175	26,175	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(31)	$226,000.00	*	9,541	9,541	0
Global Bermuda Limited Partnership(15)	$500,000.00	*	21,109	21,109	0
Grace Brothers, Ltd.(39)	$1,000,000.00	*	42,219	42,219	0
Grace Convertible Arbitrage Fund Ltd.(16)	$6,000,000.00	2.4%	253,314	253,314	0
Grady Hospital Foundation(5)	$70,000.00	*	2,955	2,955	0
Guggenheim Portfolio Company VIII (Cayman), Ltd.(32)	$5,000,000.00	2.0%	211,095	211,095	0
Guggenheim Portfolio Co. XV, LLC	$1,167,000.00	*	49,269	49,269	0
HFR CA Global Opportunity Master Trust(31)	$214,000.00	*	9,034	9,034	0
HFR CA Opportunity Mst. Trst.(5)	$228,000.00	*	9,625	9,625	0
HFR RVA Select Performance Master Trust(31)	$17,000.00	*	717	717	0
Highbridge International LLC(43)	$13,600,000.00	5.4%	574,178	574,178	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(4)	$355,000.00	*	14,987	14,987	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(4)	$195,000.00	*	8,232	8,232	0
International Truck & Engine Corporation Retiree Health Benefit Trust(4)	$210,000.00	*	8,865	8,865	0
J.A. & Kathryn Albertson Foundation(42)	$900,000.00	*	37,997	37,997	0
JMG Capital Partners, LP(40)	$2,500,000.00	1.0%	105,574	105,574	0
JMG Triton Offshore Fund Ltd.(41)	$2,500,000.00	1.0%	105,574	105,574	0
KBC Financial Products USA, Inc.(17)	$2,000,000.00	*	84,438	84,438	0
Lakeshore International, Limited(15)	$2,000,000.00	*	84,438	84,438	0
LDG Limited(44)	$421,000.00	*	17,774	17,774	0
LLT Limited(18)	$137,000.00	*	5,784	5,784	0
Lyxor Convertible Arb. Fund(5)	$416,000.00	*	17,563	17,563	0
Lyxor/Convertible Arbitrage Fund Limited(10)	$450,000.00	*	18,998	18,998	0
Lyxor/Forest Fund Limited(31)	$352,000.00	*	14,861	14,861	0
Man Mac I Limited(33)	$10,000,000.00	4.0%	422,190	422,190	0
Microsoft Corporation(24)	$865,000.00	*	36,519	36,519	0
Mohican VCA Master Fund, Ltd(19)	$590,000.00	*	24,909	24,909	0
MSS Convertible Arbitrage I	$93,000.00	*	3,926	3,926	0
Municipal Employees(5)	$152,000.00	*	6,417	6,417	0
Nations Convertible Securities Fund(37)	$3,210,000.00	1.3%	135,522	135,522	0
New Orleans Firefighters Pension/Relief Fund(5)	$45,000.00	*	1,899	1,899	0
Occidental Petroleum Corporation(5)	$164,000.00	*	6,923	6,923	0
OCM Convertible Trust(4)	$1,435,000.00	*	60,584	60,584	0

OCM Global Convertible Securities Fund(4)	$225,000.00	*	9,499	9,499	0
Partner Reinsurance Company Ltd.(4)	$815,000.00	*	34,408	34,408	0
Peoples Benefit Life Insurance
Company TEAMSTERS	$7,450,000.00	3.0%	314,531	314,531	0
Polaris Vega Fund L.P.(20)	$5,600,000.00	2.2%	236,426	236,426	0
Pro-Mutual(5)	$479,000.00	*	20,222	20,222	0
Qwest Occupational Health Trust(4)	$360,000.00	*	15,198	15,198	0
Qwest Pension Trust(4)	$865,000.00	*	36,519	36,519	0
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(21)	$13,500,000.00	5.4%	569,956	569,956	0
Ramius Master Fund, LTD	$1,750,000.00	*	73,883	73,883	0
RCG Latitude Master Fund, LTD	$1,749,000.00	*	73,841	73,841	0
RCG Multi Strategy Master Fund, LTD	$1,556,000.00	*	65,692	65,692	0
Ritchie Convertible Arbitrage Trading(34)	$410,000.00	*	17,309	17,309	0
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$1,780,000.00	*	75,149	75,149	0
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund	$512,000.00	*	21,616	21,616	0
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	$7,648,000.00	3.1%	322,890	322,890	0
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LTD	$3,167,000.00	1.3%	133,707	133,707	0
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LP	$212,000.00	*	8,950	8,950	0
Saranac Capital Management L.P. on behalf of Saranac Arbitrage LTD	$181,000.00	*	7,641	7,641	0
SG Americas Securities, LLC(35)	$500,000.00	*	21,109	21,109	0
Singlehedge US Convertible Arbitrage Fund(10)	$395,000.00	*	16,676	16,676	0
Southern Farm Bureau Life Insurance(8)	$450,000.00	*	18,998	18,998	0
Sphinx Convertible Arbitrage SPC(31)	$336,000.00	*	14,185	14,185	0
Sphinx Fund	$573,000.00	*	24,191	24,191	0
State Employees’ Retirement Fund of the State of Delaware(4)	$1,150,000.00	*	48,551	48,551	0
Sturgeon Limited(22)	$465,000.00	*	19,631	19,631	0
Sunrise Partners Limited Partnership(23)	$1,400,000.00	*	59,106	59,106	0
Susquehanna Capital Group(46)	$5,000,000.00	2.0%	506,628	211,095	295,533
Teachers Insurance and Annuity Association of America(24)	$10,000,000.00	4.0%	422,190	422,190	0

The St. Paul Travelers Companies, Inc.—Commercial Lines(4)	$1,280,000.00	*	54,040	54,040	0
TQA Master Fund	$3,338,000.00	1.3%	140,927	140,927	0
TQA Master Plus Fund	$5,887,000.00	2.4%	248,543	248,543	0
Tribeca Global Convertible Inc.(25)	$4,000,000.00	1.6%	168,876	168,876	0
UBS Securities LLC(28)	$650,000.00	*	27,442	27,442	0
UnumProvident Corporation(4)	$450,000.00	*	18,998	18,998	0
Vanguard Convertible Securities Fund, Inc.	$5,920,000.00	2.4%	249,963	249,963	0
Value Line Convertible Fund, Inc.	$100,000.00	*	4,221	4,221	0
Variable Insurance Products
Fund II: Contrafund
Portfolio(38)	$8,340,000.00	3.3%	352,226	352,106	120
Virginia Retirement System(4)	$1,980,000.00	*	83,593	83,593	0
Waterstone Market Neutral MAC 51, Ltd.(26)	$68,000.00	*	2,870	2,870	0
Waterstone Market Neutral Master Fund Ltd.(26)	$932,000.00	*	39,348	39,348	0
Xavex Convertible Arbitrage 5 Fund	$778,000.00	*	32,846	32,846	0
Zurich Institutional Benchmarks Master Fund	$688,000.00	*	29,046	29,046	0
Zurich Institutional Benchmarks Master Fund Ltd.(31)	$436,000.00	*	18,407	18,407	0

*	Less than 1.0%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus if and when necessary. Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus from time to time, if and when required.

(2)	Columns may not add up to total amounts due to rounding.

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the 2003 Notes and the 2005 Notes.

(4)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Oaktree Capital Management LLC (Oaktree) is the investment manager of this selling securityholder. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes, except for their pecuniary interest therein. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes. This selling securityholder beneficially owns $175,000 of the 2003 Notes.

(5)	This selling securityholder is not an SEC-reporting company. Paul Latronica exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(6)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Oaktree Capital Management LLC (Oaktree) is the investment manager of this selling securityholder. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes, except for their pecuniary interest therein. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes. This selling securityholder beneficially owns $4,740,000 of the 2003 Notes.

(7)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Christian Menestrier, CEO, CooperNeff Advisors Inc, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(8)	The selling securityholder is not an SEC-reporting company. Ann Houlihand exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(9)	The selling securityholder is not an SEC-reporting company. CNH Partners, LLC is the Investment Advisor of the selling securityholder and exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Investment principals for the Investment Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(10)	This selling securityholder is not an SEC-reporting company. Christian Menestrier, CEO, CooperNeff Advisors Inc, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(11)	DKR Saturn Management Company L.P. (DKR Saturn) is a registered investment adviser with the Commission and as such, is the investment manager to this selling securityholder. DKR Saturn has retained certain individuals to act as the portfolio manager to this selling securityholder managed by DKR Saturn. As such, DKR Saturn and certain portfolio managers have shared dispositive and voting power over the 2005 Notes and the Common Stock underlying such 2005 Notes. For the 2005 Notes and the Common Stock underlying such 2005 Notes, DKR Saturn Management Company L.P has been retained to act as the portfolio manager to this selling securityholder. Ron Phillips has trading authority over this selling securityholder.

(12)	DKR Saturn Management L.P. (DKR Saturn) is a registered investment adviser with the Commission and as such, is the investment manager to this selling securityholder. DKR Saturn has retained certain individuals to act as the portfolio manager to this selling securityholder managed by DKR Saturn. As such, DRK Saturn and certain portfolio managers have shared dispositive and voting power over the 2005 Notes and the Common Stock underlying such 2005 Notes. For the 2005 Notes and the Common Stock underlying such 2005 Notes, DKR Saturn Management Company L.P has been retained to act as the portfolio manager to this selling securityholder. Mike Cotton has trading authority over this selling securityholder.

(13)

DKR Capital Partners L.P. (DKR LP) is a registered investment adviser with the Commission and as such, is the investment manager to this selling securityholder. DKR LP has retained certain individuals to act as the portfolio manager to this selling securityholder managed by DKR LP. As such, DRK LP and certain portfolio managers have shared dispositive and voting power over the 2005 Notes and the Common Stock underlying such 2005 Notes. For the 2005 Notes and the Common Stock underlying such 2005 Notes, Doug Teresko has trading authority over this selling securityholder.

(14)	This selling securityholder is not an SEC-reporting company, but is a registered broker-dealer. Forest Investment Mngt. LLC, 100% Owned by Forest Partners II LP, Michael A. Boyd Inc, General Partner, Michael A. Boyd exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. This selling securityholder acquired the 2005 Notes and the Common Stock underlying the 2005 Notes for investment purposes and not as compensation for underwriting activities.

(15)	This selling securityholder is not an SEC-reporting company. John Brandenborg and Michael Frey exercise dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(16)	This selling securityholder is not an SEC-reporting company. Bradford Whitmore and Michael Brailn exercise dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(17)	This selling securityholder is not an SEC-reporting company, but is a registered broker-dealer that acquired the 2005 Notes and the Common Stock underlying such 2005 Notes for investment purposes and not as compensation for underwriting activities and, accordingly, may be deemed to be an underwriter. Please see the discussion under “Plan of Distribution” for the required disclosure regarding broker-dealers. With respect to dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes, KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(18)	This selling securityholder is not an SEC-reporting company. Forest Investment Management LP (Forest) has sole voting control and shared investment control with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Forest is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(19)	This selling securityholder is not an SEC-reporting company. Eric C. Hage and Daniel C. Hage exercise dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(20)	This selling securityholder is not an SEC-reporting company. Gregory R. Levinson exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(21)	The selling securityholder is not an SEC-reporting company. Pursuant to an investment management agreement, RG Capital Management, L.P. (RG Capital) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (Management) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the 2005 Notes and the Common Stock underlying the 2005 Notes owned by Radcliffe SPC, Ltd. For an on behalf of the Class A Convertible Crossover Segregated Portfolio.

(22)	The selling securityholder is not an SEC-reporting company. CooperNeff Advisors Inc. has sole investment control and shared voting control with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Christian Menestrier is the CEO of CooperNeff Advisors Inc.

(23)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. S. Donald Sussman exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(24)	This selling securityholder is an affiliate of a registered broker-dealer. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(25)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Tian Xue exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(26)	This selling securityholder is not an SEC-reporting company. Shawn Bergerson exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(27)	This selling securityholder is an affiliate of registered broker-dealers. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(28)	This selling securityholder is a registered broker-dealer that acquired the 2005 Notes and the Common Stock underlying such 2005 Notes for investment purposes and not as compensation for underwriting activities and, accordingly, may be deemed to be an underwriter.

(29)	This selling securityholder is not an SEC-reporting company, but is an affiliate of registered broker-dealers. Citadel Limited Partnership exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd., and Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(30)	This selling securityholder is not an SEC-reporting company. David Egglishaw exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(31)	This selling securityholder is not an SEC-reporting company. Forest Investment Mngt. LLC, 100% Owned by Forest Partners II LP, Michael A. Boyd Inc, General Partner, Michael A. Boyd exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(32)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Matthew Li exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(33)	This selling securityholder is not an SEC-reporting company. Regarding the exercise of dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes, Man-Diversified Fund II Ltd. Has been identified as the Controlling Entity of Man Mac I Ltd. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(34)	This selling securityholder is not an SEC-reporting company. Ritchie Capital Management (A.R. Thane Ritchie, president), the sub-investment advisor, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(35)	This selling securityholder is not an SEC-reporting company, but is a registered broker-dealer. Societe Generole exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. This selling securityholder acquired the 2005 Notes and the Common Stock underlying such 2005 Notes for investment purposes and not as compensation for underwriting activities and, accordingly, may be deemed to be an underwriter.

(36)	This selling securityholder beneficially owns $22,000 of the 2003 Notes.

(37)	This selling securityholder beneficially owns $2,370,000 of the 2003 Notes.

(38)	This selling securityholder is a registered investment fund advised by Fidelity Management & Research Company (FMR Co.), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,058,523 shares of the Common Stock outstanding of PDL as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the funds each has sole power to dispose of the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Neither FMR Corp., nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by this selling securityholder, which power resides with the Board of Trustees of this selling securityholder. This selling securityholder is an affiliate of broker-dealer. This selling securityholder purchased the 2005 Notes in the ordinary course of business and, at the time of the purchase of the 2005 Notes to be resold, this selling securityholder did not have any agreements or understandings, directly or indirectly, with any person to distribute the 2005 Notes and/or the Common Stock underlying the 2005 Notes. This selling securityholder does not have, and has not had within the past three years, any position, office or other material relationship with PDL or any of its predecessors or affiliates.

(39)	This selling securityholder is not an SEC-reporting company. Bradford Whitmore and Michael Brailon exercise dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(40)	This selling securityholder is not an SEC-reporting company. JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over the portfolio holdings of this selling securityholder, JMG Capital Partners, L.P.

(41)	This selling securityholder is not an SEC-reporting company. Pacific Assets Management LLC, a Delaware limited liability company, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the portfolio holdings of this selling securityholder, JMG Triton Offshore Fund, Ltd.

(42)	This selling securityholder is not an SEC-reporting company. Gerald Unterman, President of GEM Capital Management, Inc., as investment advisor to this selling securityholder, exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes.

(43)	This selling securityholder is not an SEC-reporting company. Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of this selling securityholder and consequently has voting control and investment discretion over securities held by this selling securityholder, including the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by this selling securityholder.

(44)	This selling securityholder is not an SEC-reporting company. TQA Investors LLC has sole investment power and shared voting power with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The members of TQA Investors LLC are Robert Buttman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

(45)	This selling securityholder is not an SEC-reporting company, but is an affiliate of a registered broker-dealer. Patrick Corrigan exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. The selling securityholder acquired the 2005 Notes in the ordinary course of business. The selling securityholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the 2005 Notes and/or the Common Stock underlying the 2005 Notes.

(46)	This selling securityholder is not an SEC-reporting company, but is a registered broker-dealer. Michael Ferry exercises dispositive powers with respect to the 2005 Notes that this selling securityholder beneficially owns and the Common Stock underlying such 2005 Notes. This selling securityholder acquired the 2005 Notes and the Common Stock underlying the 2005 Notes for investment purposes and not as compensation for underwriting activities.

PLAN OF DISTRIBUTION

We are registering for resale the 2005 Notes and the shares of common stock issuable upon conversion of the 2005 Notes on behalf of the selling securityholders, a list of whom is set forth in this prospectus under “Selling Securityholders,” or pledgees, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-sale related transfer, referred to in this prospectus as the selling securityholders. We will receive no proceeds from this offering.

The selling securityholders may sell the 2005 Notes or shares of common stock issuable upon conversion of the 2005 Notes from time to time, if at all, as follows:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of these methods of sale.

If a selling securityholder sells 2005 Notes or shares of common stock issuable upon conversion of the 2005 Notes through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the 2005 Notes or shares of common stock issuable upon conversion of the 2005 Notes. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved.

The 2005 Notes and shares of common stock issuable upon conversion of the 2005 Notes may be sold from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the 2005 Notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through other types of transactions.

In connection with sales of the 2005 Notes or common stock issuable upon conversion of the 2005 Notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the 2005 Notes or common stock issuable upon conversion of the 2005 Notes in the course of hedging the positions they assume. The selling securityholders may pledge or grant a security interest in some or all of the 2005 Notes or common stock issuable upon conversion of the 2005 Notes and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the 2005 Notes or common stock issuable upon conversion of the 2005 Notes from time to time pursuant to this prospectus. The selling securityholders also may transfer, devise, gift and donate 2005 Notes or shares of common stock issuable upon conversion of the 2005 Notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus. The selling securityholders may sell short the 2005 Notes or our common stock and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover short sales or loan or pledge the notes or the common stock issuable upon conversion of the 2005 Notes to broker or dealers that in turn may sell these securities. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

Our common stock trades on The Nasdaq National Market under the symbol “PDLI”. Although the 2005 Notes are eligible for trading in the PortalsmMarket, we do not intend to apply for listing of the 2005 Notes on any securities exchange or for inclusion of the 2005 Notes in any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the 2005 Notes. See “Risk Factors—Risks Related to the 2005 Notes.”

At the time a particular offering of 2005 Notes or shares of common stock is made, a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the 2005 Notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the 2005 Notes and the underlying common stock to engage in market-making activities with respect to the particular 2005 Notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the 2005 Notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the 2005 Notes and the underlying common stock. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act, and the rules thereunder relating to stock manipulation, particularly Regulation M.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay all costs and expenses associated with the registration of the notes and the common stock. These expenses include the Commission’s filing fees and fees under state securities or “blue sky” laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the 2005 Notes and the common stock by them.

The aggregate proceeds to the selling securityholders from the sale of the 2005 Notes or underlying common stock offered by them will be the purchase price of the 2005 Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the 2005 Notes or common stock to be made directly or through agents.

LEGAL MATTERS

DLA Piper Rudnick Gray Cary US LLP will pass upon the validity of the 2005 Notes and the common stock issuable upon their conversion.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report. Ernst & Young LLP has also audited ESP Pharma Holding Company, Inc.’s and ESP Pharma, Inc.’s financial statements as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from April 15, 2002 (inception) through December 31, 2002, included in our Current Report on Form 8-K dated February 7, 2005, and as of December 31, 2004 and for the years ended December 31, 2003 and 2004, included in our amendment to our Current Report on Form 8-K dated June 2, 2005, as set forth in their reports. Our financial statements and ESP Pharma Holding Company, Inc.’s and ESP Pharma, Inc.’s financial statements are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

All expenses of registration incurred in connection with this offering are being borne by PDL, but all selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders. The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

To be Paid By the Registrant
Securities and Exchange Commission registration fee	$29,425
Accounting fees and expenses	165,000
Printing expenses	100,000
Trustee and transfer agent fees and expenses	30,000
Legal fees and expenses	500,000
Miscellaneous expenses, including listing fees	30,000

Total	$824,425

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our restated certificate of incorporation and amended and restated bylaws provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by Delaware law. The restated certificate of incorporation and amended and restated bylaws further provide that we may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors’ and officers’ liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements that we have entered into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

We have a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents in which indemnification is being sought. We are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

Item 16. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Title

4.1*	Indenture dated as of February 14, 2005 between PDL and J.P. Morgan Trust Company, National Association, as trustee.
4.2**	Registration Rights Agreement dated as of February 14, 2005 between PDL and Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC.
5.1***	Legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.
12.1	Statement Regarding Computation of Ratios.
23.1	Consent of independent registered public accounting firm.
23.2	Consent of independent registered public accounting firm.
23.3***	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).
24.1****	Power of Attorney for George T. Jue.
24.2*****	Power of Attorney for other signatories of this Registration Statement on Form S-3 and amendments hereto.
25.1******	Statement of Eligibility of the Trustee on Form T-1.

*	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed February 16, 2005.

**	Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed February 16, 2005.

***	Incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-3 filed April 8, 2005.

****	Incorporated by reference to signature page to Amendment No. 1 to Registration Statement on Form S-3 filed on August 9, 2005.

*****	Incorporated by reference to signature page to Registration Statement on Form S-3 filed April 8, 2005.

******	Incorporated by reference to Exhibit 25.1 to Registration Statement on Form S-3 filed April 8, 2005.

Item 17. Undertakings

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (TIA) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the TIA.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 11th day of April, 2006.

PDL BIOPHARMA, INC.

By:	/s/ MARK MCDADE
Mark McDade
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 11, 2006 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDADE (Mark McDade)	Chief Executive Officer and Director (Principal Executive Officer)	April 11, 2006

/s/ GEORGE T. JUE* (George T. Jue)	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	April 11, 2006

(Laurence Jay Korn)	Director

/s/ JON S. SAXE* (Jon S. Saxe)	Director	April 11, 2006

/s/ MAX LINK* (Max Link)	Chairman of the Board of Directors	April 11, 2006

/s/ KAREN DAWES* (Karen Dawes)	Director	April 11, 2006

/s/ L. PATRICK GAGE* (L. Patrick Gage)	Director	April 11, 2006

(Samuel Broder)	Director

*By:	/s/ MARK MCDADE
Mark McDade
(Attorney-in-fact)

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
4.1*	Indenture dated as of February 14, 2005 between PDL and J.P. Morgan Trust Company, National Association, as trustee.

4.2**	Registration Rights Agreement dated as of February 14, 2005 between PDL and Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC.

5.1***	Legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.

12.1	Statement Regarding Computation of Ratios.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of independent registered public accounting firm.

23.3***	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).

24.1****	Power of Attorney for George T. Jue.

24.2*****	Power of Attorney for other signatories of this Registration Statement on Form S-3 and amendments hereto.

25.1******	Statement of Eligibility of the Trustee on Form T-1.

*	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed February 16, 2005.

**	Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed February 16, 2005.

***	Incorporated by reference to Exhibit 5.1 to Registration Statement on Form S-3 filed April 8, 2005.

****	Incorporated by reference to signature page to Amendment No. 1 to Registration Statement on Form S-3 filed August 9, 2005.

*****	Incorporated by reference to signature page to Registration Statement on Form S-3 filed April 8, 2005.

******	Incorporated by reference to Exhibit 25.1 to Registration Statement on Form S-3 filed April 8, 2005.